Exhibit 4.17

Confidential

Dated 9 October 2018

THD MARITIME CO. LIMITED

as Borrower

arranged by

AMSTERDAM TRADE BANK N.V.

with

AMSTERDAM TRADE BANK N.V.

as Agent

AMSTERDAM TRADE BANK N.V.

as Security Agent

guaranteed by

TASMAN MARINE LLC

HUDSON MARINE LLC

DRAKE MARINE LLC

and

POSEIDON CONTAINERS HOLDINGS LLC

FACILITY AGREEMENT

for $17,100,000 Loan Facility

Contents

Clause		Page

Section 1—Interpretation		1

1	Definitions and interpretation	1

Section 2—The Facility		29

2	The Facility	29

3	Purpose	29

4	Conditions of Utilisation	29

Section 3—Utilisation		31

5	Utilisation	31

Section 4—Repayment, Prepayment and Cancellation		32

6	Repayment	32

7	Illegality, prepayment and cancellation	33

8	Restrictions	35

Section 5—Costs of Utilisation		37

9	Interest	37

10	Interest Periods	38

11	Changes to the calculation of interest	38

12	Fees	40

Section 6—Additional Payment Obligations		41

13	Tax gross-up and indemnities	41

14	Increased Costs	45

15	Other indemnities	46

16	Mitigation by the Lenders	50

17	Costs and expenses	50

Section 7—Guarantee		52

18	Guarantee and indemnity	52

Section 8—Representations, Undertakings and Events of Default		55

19	Representations	55

20	Information undertakings	62

21	Financial covenants	66

22	General undertakings	68

23	Dealings with Ships	73

24	Condition and operation of Ship	76

25	Insurance	80

26	Minimum security value	84

27	Bank accounts	86

28	Business restrictions	88

29	Events of Default	92

Section 9—Changes to Parties		98

30	Changes to the Lenders	98

31	Changes to the Obligors	101

Section 10—The Finance Parties		102

32	Roles of Agent, Security Agent and Arranger	102

33	Trust and security matters	113

34	Enforcement of Transaction Security	117

35	Application of proceeds	118

36	Reference Banks	120

37	Conduct of business by the Finance Parties	121

38	Sharing among the Finance Parties	121

Section 11—Administration		123

39	Payment mechanics	123

40	Set-off	126

41	Notices	127

42	Calculations and certificates	129

43	Partial invalidity	129

44	Remedies and waivers	129

45	Amendments and waivers	129

46	Confidential Information	135

47	Confidentiality of Funding Rates and Reference Bank Quotations	137

48	Counterparts	139

49	Contractual recognition of bail-in	139

Section 12—Governing Law and Enforcement		140

50	Governing law	140

51	Enforcement	140

Schedule 1 The original parties		141

Schedule 2 Ship information		145

Schedule 3 Conditions precedent		147

Schedule 4 Utilisation Request		152

Schedule 5 Selection Notice		153

Schedule 6 Semi-Annual Vessel Performance Report		154

Schedule 7 Form of Transfer Certificate		155

Schedule 8 Form of Compliance Certificate		158

Schedule 9 Forms of Notifiable Debt Purchase Transaction Notice		159

THIS AGREEMENT is dated 9 October 2018 and made between:

(1)	THD MARITIME CO. LIMITED as further set out in Schedule 1 (The original parties) as borrower (the Borrower);

(2)	TASMAN MARINE LLC, HUDSON MARINE LLC and DRAKE MARINE LLC as further set out in Schedule 1 (The original parties) as shipowners and joint and several guarantors (the Owners);

(3)

POSEIDON CONTAINERS HOLDINGS LLC as further set out in Schedule 1 (The original parties) as parent and joint and several guarantor with the other guarantors (the Parent and together with the Owners, the Guarantors);

(4)	AMSTERDAM TRADE BANK N.V. as mandated lead arranger (the Arranger);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(6)	AMSTERDAM TRADE BANK N.V. as agent of the other Finance Parties (the Agent); and

(7)	AMSTERDAM TRADE BANK N.V. as security trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1—Interpretation

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

ABN Cash Collateral Account means any account held by the Borrower or, as the case may be, the Owners or any of them with the Junior Mortgagee for the purposes of clause 27.3 (Excess Cash Flow transfer).

Acceptable Bank means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of “A-” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent and the Borrower.

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 27 (Bank accounts) (other than the ABN Cash Collateral Account).

Account Bank means, in relation to any Account, either the bank or financial institution specified as such in Schedule 1 (The original parties) or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.

Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.

Account Security means, in relation to an Account, a deed or other instrument by the relevant Account Holder(s) in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Active Facility means, at any relevant time, such part of the Total Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.

Additional Excess Cash Flow Period means the period (if any) starting on the Excess Cash Flow Prepayment End Date and ending on 31 December 2020.

Advance means each of Advance A, Advance B and Advance C, and:

(a)	in relation to Ship A, Advance A;

(b)	in relation to Ship B, Advance B; or

(b)	in relation to Ship C, Advance C,

and Advances means together all or any of them.

Advance A means the borrowing of a proportion of the Advance Commitment for Ship A by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Advance B means the borrowing of a proportion of the Advance Commitment for Ship B by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Advance C means the borrowing of a proportion of the Advance Commitment for Ship C by the Borrower or (as the context may require) the outstanding principal amount of such borrowing.

Advance Commitment means, in relation to a Ship, the amount specified as such in respect of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents.

Approved Exchange means NYSE or NASDAQ or any other reputable stock exchange agreed by the Borrower and the Majority Lenders.

Approved Valuers means any of Howe Robinson Marine Evaluations Ltd, Barry Rogliano Salles (BRS) Group, Maersk Broker K/S, Kontiki Valuations Ltd or any other independent firm of shipbrokers agreed by the Agent, the Borrower and the Junior Mortgagee, as may be withdrawn or reinstated in accordance with clause 26.9 (Approval of Valuers).

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another firm proposed by the Borrower and approved by the Majority Lenders).

Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Commitment means a Lender’s Commitment minus the amount of its participation in the Loan.

Available Facility means the aggregate for the time being of all the Lenders’ Available Commitments.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)

any law or regulation in force as at the date hereof implementing the Basel II Accord, ( including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)

any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” other than, in each such case, the agreements, rules, guidance and standards set out in Reformed Basel III, as amended, supplemented or restated.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.

Borrower Affiliate means the Parent, either Manager, each of their respective Affiliates (including the Borrower), any trust of which the Parent, either Manager or any of their respective Affiliates is a trustee, any partnership of which the Parent, either Manager or any of their respective Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent, either Manager or any of their respective Affiliates.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Borrower means the company described as such in Schedule 1 (The original parties).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, Athens and New York.

Calculation Period means:

(a)	for the purposes of clause 7.7 (Excess Cash Flow calculation and prepayment):

(i)	the period commencing on the first Utilisation Date and ending on the last day of the financial quarter within which such date falls; and

(ii)

thereafter, each financial quarter of each financial year of an Owner, namely the relevant three monthly periods ending 31 March, 30 June, 30 September and 31 December of each calendar year, respectively, up to the Excess Cash Flow Prepayment End Date; and

(b)	for the purpose of clause 27.3 (Excess Cash Flow transfer):

(i)	the period commencing on the Excess Cash Flow Prepayment End Date and ending on the last day of the financial quarter within which such Excess Cash Flow Prepayment End Date falls; and

(ii)

thereafter, each financial quarter of each financial year of an Owner, namely the relevant three monthly periods ending 31 March, 30 June, 30 September and 31 December of each calendar year falling during the Additional Excess Cash Flow Period.

Change of Control occurs if, at any time until the Transaction is completed:

(a)	the Borrower ceases to be a wholly-owned direct Subsidiary of the Parent; or

(b)	an Owner ceases to be:

(i)	at any time prior to the date of the Share Transfer, a wholly-owned direct Subsidiary of the Parent; and

(ii)	at any time after the date of the Share Transfer, a wholly-owned direct Subsidiary of the Borrower; or

(c)	the Disclosed Persons cease to control the Parent and/or to own legally and/or beneficially 100% of the total issued voting share capital and of the issued share capital of the Parent; or

(d)	the person disclosed to the Agent by or on behalf of the Parent on or prior to the date of this Agreement to be the chief executive officer of the Parent ceases to hold such position,

in any case without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

Charged Property means all of the assets of the Obligors or a Manager which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

Charter means, in relation to each Ship, the time charter commitment between the relevant Owner and the Charterer in relation to that Ship, such time charter commitment having an original fixed term of at least 10 months and a daily gross charter rate of at least $15,000.

Charterer means Zim Integrated Shipping Services Ltd or any other company acceptable to the Agent.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Lenders as its classification (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Lenders as its Classification Society (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 46 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the Loan Market Association or in any other form agreed between the Borrower, any other Obligor and the Agent.

Constitutional Documents means, in respect of an Obligor or a Manager, such Obligor’s or Manager’s memorandum and articles of association or (as the case may be) certificate of formation and limited liability company agreement, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor or a Manager delivered pursuant to Schedule 3 (Conditions precedent).

Co-ordination Agreement means the co-ordination agreement dated on or around the date of this Agreement and entered into between (inter alios) the Security Agent, the Owners and the Junior Mortgagee.

CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.

Default means an Event of Default or any event or circumstance specified in clause 29 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender (other than a Lender which is a Borrower Affiliate):

(a)

which has failed to make its participation in an Advance available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in an Advance available) by the Utilisation Date of that Advance in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent under the terms of the Finance Documents.

Disclosed Persons means each of the persons already disclosed by or on behalf of the Obligors to the Agent in the negotiation of this Agreement to be the legal and beneficial owners of 100% per cent the shares in the Parent and to control the Parent as at the date of this Agreement.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and

(b)

a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Earnings means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Owner owning that Ship or the Security Agent and which arise out of the use or operation of that Ship, including (but not limited to):

(a)

all freight, hire and passage moneys, compensation payable to that Owner, or the Security Agent in the event of requisition for hire of that Ship, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under any Insurances in respect of loss of hire (if applicable under the Insurances); and

(c)

if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower and which, in each case, is not a Borrower Affiliate or a Group Member.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)

any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in clause 29 (Events of Default).

Excess Cash Flow means, in relation to each Calculation Period, the amount in dollars (calculated by the Owners or, as the case may be, the Agent (acting on the instructions of the Majority Lenders) pursuant to clause 7.7 (Excess Cash Flow calculation and prepayment)) which is equal to:

(a)

the aggregate of the Earnings of all Ships during such Calculation Period minus any commission and brokerage fees not otherwise included in the Ships’ Operating Expenses under paragraph (b) below, minus

(b)	the aggregate of the Operating Expenses of all Ships in respect of such Calculation Period, minus

(c)

the total amounts of principal, interest and costs paid to the Finance Parties under the Finance Documents during such Calculation Period, excluding any fees paid to the Finance Parties under clause 12 (Fees), to the extent that, in the case of items under paragraphs (b) and (c) above, they are accompanied by such evidence or information as the Agent may require in its sole discretion).

Excess Cash Flow Certificate shall have the meaning given to it in clause 20.4 (Provisions and contents of Compliance Certificate and Excess Cash Flow Certificate).

Excess Cash Flow Notice means each notification the Agent gives the Borrower of an Excess Cash Flow pursuant to clause 7.7 (Excess Cash Flow calculation and prepayment).

Excess Cash Flow Prepayment End Date means the earlier of:

(a)	31 December 2020; and

(b)	the date when the aggregate amount of all prepayments under the Loan made pursuant to clause 7.7 (Excess Cash Flow calculation and prepayment) or clause 7.3 (Voluntary prepayment) equals $4,500,000.

Existing Indebtedness means the indebtedness of, inter alios, the Owners under (a) the Existing Loan Agreement in respect of each Ship and (b) the Existing Master Agreement.

Existing Loan Agreement means the loan agreement dated 30 August 2017 (as amended, supplemented and/or restated from time to time) made (inter alios) between the Owners initially as joint and several borrowers, the Junior Mortgagee as agent, security agent, arranger and lender, in respect of a loan of (originally) up to $82,459,678.29.

Existing Master Agreement means the 2002 ISDA agreement with its schedule thereto, each dated 30 August 2017 (as amended, supplemented and/or restated from time to time) and made (inter alios) between the Owners and the Junior Mortgagee as hedging provider.

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters dated on or about the date of this Agreement between the Arranger, the Borrower and the Guarantors (or the Agent, the Borrower and the Guarantors) setting out any of the fees referred to in clause 12 (Fees) and includes any agreement setting out any fees payable to a Finance Party under any other Finance Document.

Final Repayment Date means, in relation to each Advance and subject to clause 39.8 (Business Days), the earlier of:

(a)	31 December 2020; and

(b)	the date falling 30 Months after the relevant Utilisation Date.

Finance Documents means this Agreement, any Fee Letter, the Co-ordination Agreement and any deed of accession supplemental to it, the Security Documents, and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, the Arranger or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP);

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

First Repayment Date means, in relation to an Advance and subject to clause 39.8 (Business Days), 31 March 2020.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the relevant Owner, as being the “Flag State” of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Mortgaged Ship and any other vessel owned by any Group Member.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 11.4 (Cost of funds).

GAAP means (at the Borrower’s option):

(a)	generally accepted accounting principles in the US; or

(b)

the International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

General Assignment means, in relation to a Ship, a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation and in its Charter by the relevant Owner in favour of the Security Agent in the agreed form.

Group means the Parent and its Subsidiaries for the time being (including, for the avoidance of doubt, the Owners and the Borrower).

Group Facility Agreements means, together, all of any of the following facility agreements:

(a)

a facility agreement dated 11 August 2017 made between Hector Marine LLC, Hephaestus Marine LLC and Pericles Marine LLC as joint and several borrowers and Credit Agricole Corporate and Investment Bank as lender, as amended, supplemented and/or restated from time to time in respect of a loan of originally up to $55,650,000;

(b)

a facility agreement dated 18 July 2017 made between Athena Marine LLC, Aris Marine LLC, Aphrodite Marine LLC and Alexander Marine LLC as joint and several borrowers and DVB Bank SE as lender, as amended, supplemented and/or restated from time to time in respect of a loan of originally up to $52,625,589;

(c)

a facility agreement dated 11 August 2017 made (inter alios) between Leonidas Marine LLC as borrower and Wilmington Trust, National Association as agent and security agent, as amended, supplemented and/or restated from time to time in respect of a loan of up to $[●]; and

(d)	the Existing Loan Agreement,

and Group Facility Agreement means each of them.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantor means each of the Parent and the Owners and Guarantors means together all or any of them.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment	is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to that term in paragraph (b) of clause 14.1 (Increased costs).

Indemnified Person means:

(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled the Ship’s General Assignment or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship’s owner or the joint names of its owner and any other person in respect of or in connection with such Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan (or any part of the Loan), each period determined in accordance with clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 9.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. on the relevant Quotation Day.

Junior Mortgagee means ABN AMRO BANK N.V. of 93 Coolsingel, 3012 AE Rotterdam, The Netherlands.

Last Availability Date means 26 October 2018 (or such later date as may be approved by the Lenders).

Legal Opinion means any legal opinion delivered to the Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in a Legal Opinion.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 30 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum; or

(b)	as otherwise determined pursuant to clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made available under the Facility or the principal amount outstanding for the time being of that loan.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment in respect of the Ship or in another approved form.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or is reasonably expected to exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) against the name of such Ship or the equivalent in any other currency.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to that reduction).

Manager means, in respect of each Ship:

(a)	ConChart Commercial Inc. of the Republic of the Marshall Islands appointed in accordance with clause 23.4 (Manager) in respect of commercial services; and

(b)	Technomar Shipping Inc. of the Republic of Liberia appointed in accordance with clause 23.4 (Manager) in respect of technical services,

and in each case includes its successors in title and Managers means together both of them.

Management Agreement means, in relation to a Ship, the agreement between the relevant Owner or the Parent and a Manager relating to the appointment of that Manager as manager in respect of that Ship and Management Agreements means together all or any of them.

Manager’s Undertaking means, in relation to a Ship, an undertaking by any Manager of that Ship to the Security Agent in the agreed form pursuant to clause 23.4 (Manager).

Margin means three point nine zero per cent (3.90%) per annum.

Material Adverse Effect means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations or financial condition of the Obligors taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)

the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any relevant time, the amount in dollars which is at that time equal to 133 per cent of the Loan.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Mortgage means, in relation to a Ship, a first mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 30 (Changes to the Lenders).

Next Rollover Date shall have the meaning given to it in clause 7.7 (Excess Cash Flow calculation and prepayment).

Notifiable Debt Purchase Transaction has the meaning given to that term in clause 45.8 (Disenfranchisement of Borrower Affiliates).

Obligors means the parties to the Finance Documents (other than the Finance Parties, the Charterer and the Managers) and Obligor means any one of them.

Operating Account means any Account designated as an “Operating Account” under clause 27 (Bank accounts).

Operating Expenses means, in respect of a Ship and a Calculation Period, the aggregate expenditure necessarily incurred by its Owner during that Calculation Period in operating, insuring, maintaining, repairing and generally trading that Ship (including, but not limited to, any expenses in respect of dry-docking, special survey (including any projected costs for dry-docking and special surveys during the next 3 month period) and general and administrative expenses paid in respect of the Ship, any voyage expenses, as well as any other capitalised expenses as same are defined as per GAAP).

Original Financial Statements means the consolidated audited financial statements of the Group for its Financial Year ended 31 December 2017.

Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated or formed (as the case may be) as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Obligor means each party to this Agreement and the Original Security Documents (other than a Finance Party and the Charterer).

Original Security Documents means:

(a)	the Mortgage over each of the Ships;

(b)	the General Assignment in relation to each of the Ships;

(c)	the Share Security;

(d)	the Account Security in relation to each Account; and

(e)	any Manager’s Undertaking in relation to a Ship if required under clause 23.4 (Manager).

Owner means, in relation to a Ship, the person set out at page 1 as a Party to this Agreement and as further described as such in Schedule 1 (The original parties) and specified against the name of that Ship in Schedule 2 (Ship information).

Parent means the company set out at page 1 as a Party to this Agreement and as further described as such in Schedule 1 (The original parties).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Maritime Liens means, in relation to any Mortgaged Ship:

(a)	any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;

(b)

any lien on the Ship for master’s, officer’s or crew’s wages or master’s disbursements in an amount (in respect of master’s disbursements only) not exceeding $80,000 at any given time, in each case, outstanding in the ordinary course of that Ship’s trading;

(c)	any lien on the Ship for salvage or general average;

(d)	any lien on the Ship arising by operation of law for not more than two months’ prepaid hire under any charter; and

(e)

any other lien on the Ship arising by operation of law for claims incurred in the ordinary course of the operation, repair or maintenance of the Ship and which are outstanding for not longer than thirty (30) days (unless contested in good faith by appropriate steps and for which adequate reserves have been set aside by the relevant Owner or the Parent) and for an aggregate amount not exceeding the Major Casualty Amount.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien; or

(c)	is approved by the Majority Lenders (whether by the Co-ordination Agreement or otherwise).

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Quasi-Security has the meaning given to that term in clause 28.2 (General negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as either:

(a)	if:

(i)	the Reference Bank is a contributor to the Screen Rate; and

(ii)	it consists of a single figure,

the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator; or

(b)	in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.

Reference Banks means, in relation to LIBOR, the offices of HSBC Bank Plc, London Branch, Deutsche Bank AG, London Branch, UBS AG, Zurich Branch, Citigroup Global Markets Ltd, London Branch, Credit Suisse International, London Branch, Barclays Bank Plc, London Branch, and JP Morgan Chase Bank NA, London Branch or such other leading banks in the Interbank Market as may be appointed by the Agent in agreement with the Borrower.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Reformed Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any other law or regulation which implements Reformed Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor or a Manager:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means in relation to an Advance:

(a)	the First Repayment Date for such Advance;

(b)	each of the dates falling at intervals of 3 Months thereafter up to but not including the Final Repayment Date for such Advance; and

(c)	the Final Repayment Date for such Advance.

Repeating Representations means each of the representations set out in clauses 19.2 (Status) to clause 19.12 (Centre of main interests and establishments).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Person means a person that:

(a)	is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person) or otherwise a target of Sanctions;

(b)

is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of or, such country or territory which is, or whose government is, subject to Sanctions broadly prohibiting dealings with such government, country or territory;

(c)	is directly or indirectly owned or controlled by a person referred to in paragraphs (a) or (b) above; or

(d)	owns or controls a person referred to in paragraphs (a) or (b) above.

Sanctions means any economic sanctions laws, sanctions regulations, embargoes or restrictive measures administered enacted or enforced by:

(a)	the United States of America government;

(b)	the United Nations Security Council;

(c)	the United Kingdom;

(d)	the European Union or any of its member states;

(e)	any country to which any Obligor, a Manager or any Affiliate of any of them is bound; or

(f)

the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Her Majesty’s Treasury (HMT) (together Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.

Secured Liabilities means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents.

Secured Obligations means all the Secured Liabilities and all other indebtedness and obligations at any time due, owing or incurred by each Obligor to any Finance Party under the Finance Documents.

Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 33.8 (Additional trustees)).

Security Documents means:

(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;

(b)

all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor and a Manager in favour of the Security Agent as trustee for the Finance Parties; and

(c)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the values of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 26 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 10 (Interest Periods).

Share Security means:

(a)	in relation to each Owner, the document constituting a first Security Interest by the Borrower in favour of the Security Agent in the agreed form in respect of all of the shares in such Owner; and

(b)	in relation to the Borrower, the document constituting a first Security Interest by the Parent in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.

Share Transfer means the transfer by the Parent to the Borrower of all the issued shares in each Owner.

Ship Representations means each of the representations and warranties set out in clauses 19.32 (Ship status) and 19.33 (Ship’s employment).

Ship A means the ship described as such in Schedule 2 (Ship information).

Ship B means the ship described as such in Schedule 2 (Ship information).

Ship C means the ship described as such in Schedule 2 (Ship information).

Ships means together Ship A, Ship B and Ship C and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent,

and a person is a “wholly-owned Subsidiary” of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Commitments means the aggregate of the Commitments, being $17,100,000 at the date of this Agreement.

Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days or in the case of piracy for more than 180 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)

in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date falling 90 days after the date upon which it happened or in the case of piracy, the date falling 180 days after the date it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:

(a)	the date 120 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transaction means the acquisition (including by way of merger) of the shares in the Parent by one or more legal persons others than the ones existing on the date of this Agreement.

Transaction Change of Control occurs if, at any time after a Transaction has been completed, and in respect of paragraph (c) only, until the date falling six (6) months after the date on which the Transaction is completed, without the prior written consent of the Lenders:

(a)	the Borrower ceases to be a wholly-owned direct Subsidiary of the Parent;

(b)	an Owner ceases to be a wholly-owned direct Subsidiary of the Borrower;

(c)

the Disclosed Persons cease to control, directly or indirectly (through one or more of their Affiliates), and/or to own legally and beneficially, either directly or indirectly (through one or more of their Affiliates), 50% of (i) the issued and outstanding share capital, or (ii) the issued and outstanding voting share capital, of the Parent; or

(d)

the person disclosed by or on behalf of the Parent to the Agent on or prior to the date of this Agreement to be the chief executive officer of the Parent ceases to be the executive chairman of the ultimate Holding Company of the Parent or ceases to hold any other equivalent executive officer position in the ultimate Holding Company of the Parent, in any case other than by reason of death or other incapacity of managing his affairs.

Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Vessel Performance Report has the meaning given to that term in clause 20.4 (Provisions and content of Compliance Certificate and Excess Cash Flow Certificate).

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contractor instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:

(i)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a time of day are to London time;

(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)

the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor or a Manager shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor or Manager, having made due and careful enquiry;

(vii)	a document in agreed form means:

(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(B)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Agent;

(viii)

approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(ix)	assets includes present and future properties, revenues and rights of every description;

(x)

charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xi)	control of an entity means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(2)	appoint or remove all, or the majority, of the directors, or other equivalent officers of that entity; or

(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(B)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(xii)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xiii)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(xiv)	a government entity means any government, state or agency of a state;

(xv)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;

(xvi)

a guarantee means (other than in clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xvii)	indebtedness includes any obligation (whether incurred as principal or as surety)for the payment or repayment of money, whether present or future, actual or contingent;

(xviii)	an obligation means any duty, obligation or liability of any kind;

(xix)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xx)	pay or repay in clause 28 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxi)

a person includes any individual, firm, company, limited liability company corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xxii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, one with which a person is reasonably expected to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes ( without limitation) any Basel II Regulation or Basel III Regulation or any law or regulation which implements Reformed Basel III, in each case applicable to that Lender;

(xxiii)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxiv)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxv)

(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or formed (as the case may be), or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxvi)	a provision of law is a reference to that provision as amended or re-enacted.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.

(e)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3	Currency symbols and definitions

$, USD and dollars denote the lawful currency of the United States of America.

1.4	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

Section 2—The Facility

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Refinancing

Each Advance shall be made available solely for the purpose of assisting the Borrower to (i) refinance the amounts owing by the relevant Obligor under the Existing Indebtedness in respect of the Ship relevant to such Advance (ii) pay any fees arising from documenting the Facility and refinancing the Existing Indebtedness.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

4.2	Ship and security conditions precedent

The Total Commitments may only be borrowed under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Ship and security conditions precedent) in form and substance satisfactory to the Agent.

4.3	Notice of satisfaction of conditions

The Agent shall notify the Lenders and the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.4	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;

(b)

in relation to each Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 19 (Representations) (except the Ship Representations) are true; and

(c)	where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations for such Ship are true on the proposed Utilisation Date.

4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

Section 3—Utilisation

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. two Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date in respect of an Advance is a Business Day falling on or before the Last Availability Date;

(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with clause 10 (Interest Periods); and

(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and it identifies the relevant Advance to which it relates.

(b)	Only one Utilisation Request may be made.

(c)	The Commitments may only be borrowed in a single Utilisation.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	Subject to the terms of this Agreement, the total amount advanced under each Advance shall not exceed the Advance Commitment relating to such Advance.

(c)	Subject to the terms of this Agreement, the total amount available and advanced under all Advances shall not exceed the Total Commitments.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.

(c)	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, in each case by 11:00 a.m. on the relevant Quotation Day.

(d)

The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the relevant Utilisation Request.

Section 4—Repayment, Prepayment and Cancellation

6	Repayment

6.1	Repayment

The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Advances).

6.2	Scheduled repayment of Advances

(a)

To the extent not previously reduced, each Advance shall be repaid by instalments on each Repayment Date in respect of the relevant Advance by the amount specified below (as revised by clause 6.3 (Adjustment of scheduled repayments)):

Repayment Date	Advance A Amount $	Advance B Amount $	Advance C Amount $
First	110,000	110,000	110,000
Second	110,000	110,000	110,000
Third	110,000	110,000	110,000
Fourth	5,370,000	5,370,000	5,370,000

TOTAL	5,700,000	5,700,000	5,700,000

(b)

The fourth instalment referred to above in respect of each Advance is comprised of two parts, a repayment instalment in the amount of $110,000 and a balloon instalment in the amount of $5,260,000 (the Balloon Instalment).

(c)	On the Final Repayment Date for an Advance (without prejudice to any other provision of this Agreement), that Advance shall be repaid in full.

6.3	Adjustment of scheduled repayments

If an Advance Commitment has been partially reduced under this Agreement and/or any part of the relevant Advance is prepaid (other than under clause 6.2 (Scheduled repayment of Advances)) before any Repayment Date in respect of the relevant Advance, then the amount of the instalment (including the Balloon Instalment) by which the relevant Advance shall be repaid under clause 6.2 (Scheduled repayment of Advances) on any such Repayment Date (as reduced by any earlier operation of this clause 6.3) shall be reduced pro rata to such reduction in the relevant Advance Commitment and/or prepayment of relevant Advance (and the remaining instalments of such Advance shall be rounded upwards to the nearest thousand), except in the case of a reduction under clause 7.2 (Voluntary cancellation) or prepayment under clause 7.3 (Voluntary prepayment) or clause 7.7(c) (Excess Cash Flow calculation and prepayment) where the reduction shall be treated as reducing the instalments of the relevant Advance in inverse chronological order (including the relevant Balloon Instalment) by its aggregate amount.

7	Illegality, prepayment and cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or any part thereof or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled and the undrawn Advance Commitments shall each be correspondingly reduced rateably; and

(c)

to the extent that the Lender’s participation has not been assigned pursuant to clause 7.5 (Replacement of Lender), the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 15 Business Days’ (or such shorter period as the Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000 or a multiple of $500,000) of the Available Facility. Any cancellation under this clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary prepayment

The Borrower may, if it gives the Agent not less than 15 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of an Advance (but if in part, being an amount that reduces the amount of the relevant Advance by a minimum amount of $500,000 or a multiple of $500,000):

(a)	on the last day of an Interest Period in respect of the amount to be prepaid; or

(b)

in the case of a prepayment under this clause 7.3 as a result of a sale of a Ship in accordance with clause 23.3 (Sale or other disposal of Ship), on any other date, but subject always to clause 11.6 (Break Costs).

7.4	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent ten Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)

On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.5	Replacement of Lender

(a)	If:

(i)	any Lender has become and continues to be a Defaulting Lender; or

(ii)	the Borrower becomes obliged to repay any amount in accordance with clause 7.1 (Illegality) to any Lender,

the Borrower may, on ten Business Days’ prior notice to the Agent and such Lender, replace such Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 30 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which that Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in accordance with clause 30 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender’s participation in the Loan;

(B)	all accrued interest owing to such Lender;

(C)

the Break Costs which would have been payable to such Lender pursuant to clause 11.6 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

(b)	The replacement of a Lender pursuant to this clause 7.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or the Security Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;

(iii)	in the event of a replacement of a Defaulting Lender, such replacement must take place no later than ten Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Lender replaced under this clause 7.5 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

(c)

A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

7.6	Sale or Total Loss

(a)

If a Ship is sold or becomes a Total Loss before its Advance Commitment has become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced by the Advance Commitment for such Ship and such Advance Commitment shall be reduced to zero.

(b)	On a Mortgaged Ship’s Disposal Repayment Date, the Borrower shall prepay:

(i)	the relevant Advance; and

(ii)

in the event that such Disposal Repayment Date is on a date after 1 January 2020, such part of the Loan as may be necessary to ensure that immediately after such prepayment the Security Value equals or exceeds the Minimum Value.

(c)	Any prepayment in above of the relevant Advance shall be applied pro rata between the remaining Advances.

(d)

Provided than no Default has occurred and is continuing, any remaining proceeds of the sale or Total Loss of a Ship after the prepayment referred to in paragraph (b) above has been made, shall be paid to the Borrower (save as otherwise provided in the Co-ordination Agreement).

7.7	Excess Cash Flow calculation and prepayment

(a)

The Agent shall be entitled (but not obligated), in relation to each Calculation Period (and following an initial calculation made by the Owners as set out in the Excess Cash Flow Certificate delivered to the Agent under clause 20.4 (Provision and contents of Compliance Certificate and Excess Cash Flow Certificate)), to calculate in its sole discretion the amount of the Excess Cash Flow for such Calculation Period.

(b)

Following each such calculation the Agent shall notify the Borrower and the Lenders of the amount of such Excess Cash Flow for that Calculation Period, provided however that if the Agent does not notify the Borrower and the Lenders of its calculations within 7 Business Days of receiving the Excess Cash Flow Certificate, the Owners’ calculations as set out in the relevant Excess Cash Flow Certificate shall apply in respect of the Excess Cash Flow applicable for that Calculation Period.

(c)

If the amount of Excess Cash Flow in respect of a Calculation Period as determined by the Owners or, if applicable, the Agent in accordance with this clause 7.7, is a positive figure, the Borrower shall prepay to the Agent (for the account of the Lenders) a part of the Loan equal to such Excess Cash Flow.

(d)

Once the Borrower has made prepayments against the Loan, whether under clause 7.7(c) or under clause 7.3 (Voluntary prepayment), equal to $4,500,000, the Borrower’s obligation to make any further prepayments under this clause 7.7 shall cease to apply.

(e)

A prepayment under clause 7.7(c) shall be made on the last day (the Next Rollover Date) of the first Interest Period falling immediately after the relevant Excess Cash Flow Notice or, if there is no such notice, after the date the relevant Excess Cash Flow Certificate is delivered to the Agent.

(f)

Each prepayment under clause 7.7(c) shall be applied pro rata between the Advances and as regards between the Advances in or towards reduction of the repayment instalments (including the relevant Balloon Instalment) of each Advance in accordance with clause 6.3 (Adjustment of scheduled repayments).

(g)	The provisions of clause 8 (Restrictions) shall apply to any prepayment made under this clause 7.7(c).

7.8	Automatic cancellation

Any part of an Advance Commitment which has not become available by the Last Availability Date shall be automatically cancelled at close of business in Amsterdam on the Last Availability Date.

8	Restrictions

8.1	Notices of cancellation and prepayment

(a)

Any notice of cancellation or prepayment given by any Party under clause 7 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	If any such cancellation or prepayment relates to a particular Advance Commitment and/or Advance, any such notice shall also specify the relevant Advance Commitment and/or Advance.

8.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without any other premium or penalty.

8.3	No reborrowing

The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

8.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6	Agent’s receipt of notices

If the Agent receives a notice under clause 7 (Illegality, prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.

8.8	Application of cancellations

If the Total Commitments are partially reduced and/or the Loan partially prepaid under this Agreement (other than under clause 7.1 (Illegality)), the Commitments of the Lenders shall be reduced rateably.

8.9	Application of prepayments

(a)

Any prepayment required as a result of a cancellation in full of an individual Lender’s Commitment under clause 7.1 (Illegality) shall be applied in prepaying the relevant Lender’s participation in each Advance.

(b)	Any other prepayment shall be applied pro rata to each Lender’s participation in each Advance being prepaid.

8.10	Removal of Lender from security

Upon cancellation and prepayment in full of an individual Lender’s Commitment under clause 7.1 (Illegality), that Lender and the other Parties must promptly take (and the Borrower shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders.

Section 5—Costs of Utilisation

9	Interest

9.1	Calculation of interest

The rate of interest on each Advance (or any relevant part of it for which there is a separate Interest Period) for each Interest Period for the relevant Advance is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR for the relevant Interest Period.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Advance (or any relevant part of it) on the last day of each Interest Period for that Advance (or the relevant part of it) (and, if an Interest Period is longer than three Months, on the dates falling at three Monthly intervals after the first day of that Interest Period).

9.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(c)

If any overdue amount consists of all or part of the Loan (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or the relevant part of it; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)

Default interest payable under this clause 9.3 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to each Advance (or any relevant part of it).

10	Interest Periods

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for an Advance in the Utilisation Request or (if an Advance has already been borrowed) in a Selection Notice relating to that Advance.

(b)

Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period for the relevant Advance.

(c)

If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to clause 10.2 (Interest Periods overrunning Repayment Dates), be three Months.

(d)	Subject to this clause 10, the Borrower may select an Interest Period of three Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	No Interest Period for an Advance shall extend beyond the Final Repayment Date for that Advance.

(f)

The first Interest Period for an Advance shall start on the Utilisation Date for that Advance and each subsequent Interest Period for that Advance shall start on the last day of its preceding Interest Period.

10.2	Interest Periods overrunning Repayment Dates

If the Borrower selects an Interest Period for an Advance which would overrun any later Repayment Date for that Advance, that Advance shall be divided into parts corresponding to the amounts by which that Advance is scheduled to be repaid under clause 6.2 (Scheduled repayment of Advances) on each of the Repayment Dates for that Advance falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date) and to the balance of that Advance (which shall have the Interest Period selected by the Borrower).

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	Changes to the calculation of interest

11.1	Unavailability of Screen Rate

(a)	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)	If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,

LIBOR shall be the Reference Bank Rate as of noon on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

(c)

If paragraph (b) above applies but no Reference Bank Rate is available for dollars or the relevant Interest Period, there shall be no LIBOR for that Interest Period and clause 11.4 (Cost of funds) shall apply for that Interest Period.

11.2	Calculation of Reference Bank Rate

(a)

Subject to paragraph (b) below, if LIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)

If at or about noon on the relevant Quotation Day none or (when there is more than one Reference Bank) only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.

11.3	Market disruption

If before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 51 per cent of the Loan) that the cost to it of funding its participation in the relevant Advance or relevant part of it from whatever source it may reasonably select would be in excess of LIBOR then clause 11.4 (Cost of funds) shall apply to the relevant Advance or relevant part of it for the relevant Interest Period.

11.4	Cost of funds

(a)	If this clause 11.4 applies, the rate of interest for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the relevant Advance or relevant part of it from whatever source it may reasonably select; and

(iii)	any cost applicable to that Lender pursuant to clause 15.10 (Mandatory Cost).

(b)

If this clause 11.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)	If this clause 11.4 applies pursuant to clause 11.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the relevant Advance or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

11.5	Notification to Borrower

If clause 11.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

11.6	Break Costs

(a)

The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or any relevant part of it or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or that relevant part of it or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	Fees

12.1	Commitment commission

(a)

The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of one point nine five per cent per annum on that Lender’s Available Commitment calculated from the date of this Agreement (the start date).

(b)

The Borrower shall pay the accrued commitment commission on the last day of the period of three Months commencing on the start date, on the last day of each successive period of three Months, on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

(d)	No commitment fee shall be payable to the Agent (for the account of the Lenders) if the Total Commitments have been advanced within seven Business Days after the start date.

12.2	Arrangement fee

The Borrower shall pay to the Agent (for distribution to the Arranger and the Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Advisory fee

The Borrower shall pay to the Arranger (for its own account) an advisory fee in the amount and at the times agreed in a Fee Letter.

Section 6—Additional Payment Obligations

13	Tax gross-up and indemnities

13.1	Definitions

(a)	In this Agreement:

Protected Party means a Finance Party or, in relation to clause 15.4 (Indemnity concerning security) and clause 15.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

(b)	Unless a contrary indication appears, in this clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall, promptly upon it becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)

The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under clause 13.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower and shall specify the nature and amount of such claim pursuant to any available information.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 13.3, notify the Agent.

13.4	Indemnities on after Tax basis

(a)

If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)

If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)

For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

13.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)

All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this clause 13.6 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

13.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14	Increased Costs

14.1	Increased costs

(a)

Subject to clause 14.3 (Exceptions), the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)

arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost; and/or

(iii)	is a Reformed Basel III Increased Cost.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)

a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by clause 13.3 (Tax indemnity) (or would have been compensated for under clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 13.3 (Tax indemnity) applied);

(iv)	compensated for by clause 15.10 (Mandatory Cost); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 13.1 (Definitions).

15	Other indemnities

15.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within five Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall (or shall procure that another Obligor will), within five Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 38 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against:

(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or

(iv)

any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and

(b)

any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 39.11 (Disruption to payment systems etc.)) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents.

15.4	Indemnity concerning security

(a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 17 (Costs and expenses) or any similar provision in any other Finance Document;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)

the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)

any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or

(viii)

(in the case of the Security Agent, and/or any other Finance Party, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)

The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.5	Continuation of indemnities

The indemnities by the Borrower in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrower of this Agreement.

15.6	Third Parties Act

(a)

Each Indemnified Person may rely on the terms of clause 15.4 (Indemnity concerning security) and clauses 13 (Tax gross-up and indemnities) and 15.7 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 15.4 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:

(i)	appointed by a Finance Party under the Finance Documents;

(ii)	an Affiliate of any such person or that Finance Party; or

(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:

(A)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;

(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and

(C)

if the Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to that Finance Party under sub-paragraph (A) above.

15.7	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 15 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 9.3 (Default interest).

15.8	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 15.8 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

15.9	Sanctions

(a)

Each Obligor shall, within five Business Days of demand by a Finance Party, indemnify such Finance Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or the relevant Finance Party as a result of conduct of any Group Member or any Manager or any of its partners, directors, officers, employees, agents or advisors, that violates any applicable Sanctions.

(b)	The indemnity in clause 15.9(a) shall cover any Losses incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to any applicable Sanctions.

15.10	Mandatory Cost

The Borrower shall, within five Business Days of demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)

in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)

in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.

16	Mitigation by the Lenders

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 13 (Tax gross-up and indemnities), clause 14 (Increased costs) or clause 15.10 (Mandatory Cost) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 16.1 (Mitigation) if, in the opinion of that Finance Party, to do so might be prejudicial to it.

17	Costs and expenses

17.1	Transaction expenses

The Borrower shall, promptly on demand, pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 26 (Minimum security value); or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

17.2	Amendment costs

If:

(a)	an Obligor or a Manager requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to clause 39.10 (Change of currency); or

(c)	an amendment is required pursuant to clause 21.5 (Most favoured nation),

the Borrower shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement, preservation and other costs

The Borrower shall, on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with:

(a)

the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 26 (Minimum security value), clause 28.11 (Reduction of capital) or clause 28.13 (Distributions and other payments); or

(c)	any inspection carried out under clause 24.9 (Inspection and notice of dry-docking) or any survey carried out under clause 24.17 (Survey report), but not more than what is provided in such clauses.

Section 7—Guarantee

18	Guarantee and indemnity

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally:

(a)

guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)

undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount that Guarantor would have had to pay under this clause 18.1 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this clause 18 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 18, would reduce, release or prejudice any of its obligations under this clause 18 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantors intent

Without prejudice to the generality of clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and neither Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of a Guarantor’s liability under this clause 18.

18.8	Deferral of Guarantor’s rights

(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 18:

(i)	to be indemnified by another Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under clause 18 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or

(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 39 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10	Guarantors’ rights and obligations

(a)

The obligations of each Guarantor under this guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under this guarantee and/or this Agreement shall constitute a failure by all Guarantors.

(b)	Each Guarantor irrevocably and unconditionally jointly and severally with the other Guarantors:

(i)	agrees that it is responsible for the performance of the obligations of the other Guarantors under this guarantee and this Agreement;

(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from all Guarantors under this guarantee and under this Agreement; and

(iii)

agrees with the Finance Parties that, if any obligation of any other Guarantor under this guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify the Finance Parties or any of them immediately on demand against any and all Losses a Finance Party incurs as a result of any other Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Guarantor under this guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which a Finance Party would otherwise have been entitled to recover.

Section 8—Representations, Undertakings and Events of Default

19	Representations

19.1

Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 19 to each Finance Party at the times specified in clause 19.36 (Times when representations are made).

19.2	Status

(a)	Each Obligor and each Manager is a corporation or a limited liability corporation, duly incorporated or formed (as the case may be) and validly existing under the law of its Original Jurisdiction.

(b)	Each Obligor and each Manager has power and authority to own its assets and to carry on its business as it is now being conducted.

19.3	Binding obligations

Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by each Obligor and each Manager in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor or a Manager is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

19.4	Non-conflict

The entry into and performance by each Obligor and each Manager of, and the transactions contemplated by the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor or any Manager;

(b)	the Constitutional Documents of any Obligor or any Manager; or

(c)	any agreement or other instrument binding upon any Obligor or any Manager or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest) on any Obligor’s or any Manager’s assets, rights or revenues.

19.5	Power and authority

(a)

Each Obligor and each Manager has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)

No limitation on any Obligor’s or Manager’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor or Manager is, or is to be, a party.

19.6	Validity and admissibility in evidence

(a)	All Authorisations required:

(i)	to enable each Obligor and each Manager lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;

(ii)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and

(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,

have been obtained or effected or (as the case may be) will be obtained or effected when required and are or (as the case may be) will be when required in full force and effect except any Authorisation or filing referred to in clause 19.15 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each Manager have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

19.7	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in each Obligor’s and each Manager’s Relevant Jurisdictions.

(b)	Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.8	No misleading information

(a)

Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)

The expressions of opinion or intention provided by or on behalf of an Obligor or a Manager for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)

No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)

All other written information provided by any Group Member (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(f)

For the purposes of this clause 19.8, Information Package means any information provided by any Obligor or a Manager to any of the Finance Parties in connection with the Finance Documents or the transactions referred to in them (including each Compliance Certificate, each Excess Cash Flow Certificate and each Vessel Performance Report).

19.9	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)

The Original Financial Statements fairly present the consolidated financial condition as at the end of the relevant Financial Year and its results of operations during the relevant Financial Year of the Group during the relevant Financial Year.

(c)

There has been no material adverse change in the assets, business or financial condition of any Obligor (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower), since the date of the Original Financial Statements.

19.10	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.11	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent):

(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;

(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and

(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.

19.12	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term if used in Article 2(10) of the Regulation) in any other jurisdiction.

19.13	Ownership of Charged Property

Each Obligor and each Manage is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.

19.14	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 29.10 (Insolvency proceedings) or creditors’ process described in clause 29.11 (Creditors’ process) has been taken or, to the knowledge of any Obligor or a Manager, threatened in relation to a Group Member or a Manager and none of the circumstances described in clause 29.9 (Insolvency) applies to any Group Member or a Manager.

19.15	No filing or stamp taxes

Under the laws of each Obligor’s or Manager’s Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except registration of the Mortgage over each Ship with the relevant Registry and any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

19.16	Deduction of Tax

No Obligor is required to make any Tax Deduction (as defined in clause 13.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party.

19.17	Tax compliance

(a)	No Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which are reasonably expected to have a Material Adverse Effect.

(c)	Each Obligor is resident for Tax purposes only in its Original Jurisdiction.

19.18	Pension exposure

No Obligor is, or may be, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).

19.19	No Default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor’s (or any other Group Member’s) assets are subject which might have a Material Adverse Effect.

19.20	No proceedings

(a)

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

19.21	No breach of laws

(a)	No Obligor, Manager or other Group Member has breached any law or regulation.

(b)

No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which might have a Material Adverse Effect.

19.22	Environmental matters

(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor, Manager or other Group Member has been violated.

(b)	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

(c)

No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim is reasonably expected to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might reasonably be expected to give, rise to such a claim.

19.23	Anti-corruption law

Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.24	Security and Financial Indebtedness

(a)	No Security Interest exists over all or any of the present or future assets of any Obligor or a Manager in breach of this Agreement.

(b)

No Obligor has any Financial Indebtedness outstanding in breach of this Agreement other than, in respect of the Parent only, any Financial Indebtedness disclosed to the Agent prior to the date of this Agreement.

19.25	Shares

(a)	The shares of the Borrower and each Owner are fully paid and not subject to any option to purchase or similar rights.

(b)	The Constitutional Documents of the Borrower and each Owner do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.

(c)

There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower or an Owner (including any option or right of pre-emption or conversion).

19.26	Ownership of Obligors

(a)	Each Owner is a wholly owned direct Subsidiary of the Parent.

(b)	The Borrower is a wholly owned direct Subsidiary of the Parent.

(c)	The Disclosed Persons control the Parent and no less than 100% of the Parent’s issued shares is legally and beneficially owned by the Disclosed Persons.

19.27	No Change of Control

There has not been a Change of Control.

19.28	Accounting Reference Date

The Financial Year-end of each Obligor and other Group Member is the Accounting Reference Date.

19.29	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or

(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

19.30	Copies of documents

The copies of the Constitutional Documents of the Obligors and the Managers delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery.

19.31	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

19.32	Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society; and

(d)	insured in the manner required by the Finance Documents.

19.33	Ship’s employment

Each Ship shall on the first day of the relevant Mortgage Period be free of any charter commitment which, if entered into after that date, would require approval under the Finance Documents.

19.34	No Money Laundering

In relation to the borrowing by the Borrower of the Loan or any part of it, the performance and discharge of the Obligors’ or the Managers’ obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by this Agreement and the other Finance Documents, the Obligors and the Managers are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat Money Laundering (as defined in clause 22.5 (Bribery and corruption)).

19.35	Sanctions

(a)	No Group Members, nor the Managers nor any of the Disclosed Persons, nor any of their respective directors, officers, employees, agents or representatives:

(i)	has breached any applicable Sanctions;

(ii)	is a Restricted Person; or

(iii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to applicable Sanctions.

(b)	No proceeds of the Loan:

(i)

shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions; or

(ii)	will be used by any Group Member:

(A)	to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or

(B)	in breach of the provisions of any applicable Sanctions.

(c)	No Group Member nor any Fleet Vessel does any business relating to Iran or any Iranian owned or incorporated entity, unless the Agent approves so in writing.

19.36	Times when representations are made

(a)	All of the representations and warranties set out in this clause 19 (other than Ship Representations) are deemed to be made on the dates of:

(i)	this Agreement;

(ii)	the first Utilisation Request; and

(iii)	the first Utilisation.

(b)	The Repeating Representations are deemed to be made on the first day of each Interest Period.

(c)	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period for the relevant Ship.

(d)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20	Information undertakings

20.1

Each of the Borrower and the Guarantors undertakes that this clause 20 will be complied with throughout the Facility Period, except as approved by the Majority Lenders (or, where specified, all the Lenders).

20.2	In this clause 20:

Annual Borrower Financial Statements means the financial statements for a Financial Year of the Borrower delivered pursuant to paragraph (a) of clause 20.3 (Financial statements).

Annual Financial Statements means the financial statements for a Financial Year of the Group delivered pursuant to paragraph (a) of clause 20.3 (Financial statements).

Semi-Annual Financial Statements means the financial statements for a financial half-year of the Group delivered pursuant to paragraph (b) of clause 20.3 (Financial statements).

20.3	Financial statements

(a)

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) as soon as the same become available, but in any event within 180 days after the end of each Financial Year (but commencing with the Financial Year ended 31 December 2018):

(i)	the audited consolidated financial statements of the Group for that Financial Year;

(ii)	the audited consolidated financial statements of the Borrower for that Financial Year; and

(iii)	the unaudited financial statements of each Owner for that Financial Year.

(b)

The Borrower shall supply to the Agent as soon as the same become available, but in any event within 60 days after the end of the first financial half-year of each of its Financial Years (but commencing with the financial half-year ended 30 June 2018):

(i)	the unaudited consolidated financial statements of the Group for that financial half-year;

(ii)	the unaudited consolidated financial statements of the Borrower for that financial half-year; and

(iii)	the unaudited financial statements of each Owner for that financial half-year.

20.4	Provision and contents of Compliance Certificate and Excess Cash Flow Certificate

(a)

The Borrower shall supply to the Agent (i) a Compliance Certificate and (ii) a performance report relating to each Ship (a Vessel Performance Report) in the form set out in Schedule 6 (Semi-annual Vessel Performance Report), in each case, with each set of Annual Financial Statements and each set of Semi-Annual Financial Statements for the Borrower.

(b)

Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 21 (Financial covenants) and calculations of the Security Value in accordance with clause 26 (Minimum security value) and shall be accompanied by all ship valuations used to calculate the relevant Fleet Market Value at the time and the relevant Security Value at the time.

(c)

The Borrower shall supply, within 45 days after the end of each Calculation Period, an Excess Cash Flow Certificate in an approved form, setting out a detailed calculation, analysis and breakdown by the Borrower of the Excess Cash Flow (if any). Each such calculation shall be made by reference to the methodology set out in clause 7.7 (Excess Cash Flow calculation and prepayment).

(d)

Each Compliance Certificate shall be signed by the Chief Financial Officer of the Borrower and each Excess Cash Flow Certificate will be signed by an authorised signatory of the Borrower and the Owners.

20.5	Requirements as to financial statements

(a)

The Borrower shall procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements and Annual Borrower Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall:

(i)	be prepared in accordance with GAAP;

(ii)

fairly present, and be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements; and

(iii)	in the case of Annual Financial Statements, not be the subject of any qualification in the Auditors’ opinion.

(c)

Each of the Obligors shall procure that each set of financial statements delivered pursuant to clause 20.3 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices, and the Auditors deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 21 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.6	Year-end

The Borrower shall procure that each Financial Year-end of each Obligor falls on the Accounting Reference Date.

20.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent or any Obligor to all its creditors generally (or any class of them);

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)

promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any other Group Member or any Disclosed Person, any of their respective direct or indirect owners, Subsidiaries or any of their respective directors, officers, employees, agents or representatives;

(e)

promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors or the Managers with the terms of any Security Documents provided always that the supply of such information would not result in a breach of any confidentiality undertaking of any Obligor; and

(f)

promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request.

20.8	Notification of Default

(a)

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.9	Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

20.10	Use of websites

(a)

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

(b)

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(d)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)

If the Borrower notifies the Agent under paragraphs (d)(i) to (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within fifteen Business Days.

20.11	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	Financial covenants

21.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.

21.2	Financial definitions

In this clause 21:

Book Leverage Ratio means the ratio of Total Interest Bearing Debt to Total Assets, as shown in the applicable financial statements of the Parent for any accounting period determined in accordance with GAAP.

Financial Statements means any of the Annual Financial Statements and Semi-Annual Financial Statements referred to and defined as such in clause 20 (Information undertakings).

Fleet Market Value means, at the time of calculation, the aggregate of:

(a)

in relation to the Mortgaged Ships, the market value thereof as most recently determined pursuant to valuations of such vessels made in accordance with the provisions of clause 26 (Minimum security value);

(b)

in relation each Fleet Vessel (other than the Ships), which is not subject to a mortgage/financing, the market value thereof as most recently determined pursuant to valuations of such vessels provided to the Agent together with each Compliance Certificate under clause 20.4 (Provision and contents of Compliance Certificate and Excess Cash Flow Certificate) and made in accordance with the provisions of of clause 26 (Minimum security value) which shall apply for the purposes of this sub-paragraph mutatis mutandis as if it where a Mortgaged Ship; and

(c)

in relation to each Fleet Vessel (other than the Ships and the Fleet Vessels under subparagraph (b) above), the market value thereof determined in accordance with the relevant provisions of the loan agreement in respect of which a Security Interest has been created over such Fleet Vessel.

Fleet Vessels means any vessel owned or chartered by demise under a financial or operating lease by any Group Member (including, but not limited to, the Ships) and Fleet Vessel means any of them.

Net Worth means, at any relevant time, the aggregate of the equity payments already advanced in respect of the Fleet Vessels less any accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the then most recent Financial Statements of the Parent determined on a consolidated basis in accordance with GAAP.

Total Assets means, at any relevant time, the amount of total assets of the Parent at that time which would be included in the then most recent Financial Statements of the Parent determined on a consolidated basis in accordance with GAAP.

Total Interest Bearing Debt means, at any relevant time, in respect of the Parent, the amount of total liabilities of the Parent (as such term is defined in the then most recent Financial Statements of the Parent) at any time on a consolidated basis which would be included in the then most recent Financial Statements of the Parent as total interest bearing debt in accordance with GAAP including the current portion of interest bearing debt (as such term is defined in the then most recent Financial Statements of the Parent) but excluding any cash which is credited as collateral in favour of a creditor and is intended for the purposes of repaying the debt owed by the relevant Group Member to such creditor.

Value Adjusted Leverage Ratio means, at any date, the ratio (expressed as a percentage) of:

(a)	the Total Interest Bearing Debt to

(b)	the Value Adjusted Total Assets.

Value Adjusted Total Assets means, at any relevant date, the Total Assets as at such date adjusted (upwards or downwards) for the difference of the book value of all Fleet Vessels (as evidenced in the then most recent Financial Statements of the Parent) and the Fleet Market Value at the time based on recent valuations.

Waiver Period means the period commencing on the Utilisation Date and ending on (inclusive) 31 December 2019.

21.3	Financial condition

Each Party shall ensure that at all times during the Facility Period (and in the case of subclauses (a) and (b) below, other than during the Waiver Period):

(a)	the Value Adjusted Leverage Ratio shall not exceed 75 per cent;

(b)	the Net Worth shall not be less than $41,000,000; and

(c)	the Book Leverage Ratio shall not exceed:

(i)	85 per cent, from the Utilisation Date until 31 December 2018 (inclusive); and

(ii)	75 per cent, from 1 January 2019 and at all times thereafter.

21.4	Minimum liquidity

Each Owner shall maintain in its Operating Account at all times throughout the Facility Period cash balances free from any Security Interest (other than under the Finance Documents) not less than $500,000.

21.5	Most favoured nation

(a)

Each Obligor undertakes to procure that, (i) during the Waiver Period in respect of items listed in sub-paragraphs (B), (D) and (F) below and (ii) throughout the Facility Period in respect of items listed in sub-paragraphs (A), (C) and (E) below, the Finance Parties shall not receive less favourable treatment under this Agreement than that provided or to be provided under any Group Facility Agreement (by way of amendment or supplement to, or refinancing of, that Group Facility Agreement) in relation to:

(i)	any amendment to a maturity date under any such Group Facility Agreement as a result of which the maturity date will fall before 31 December 2020;

(ii)	the existence of any amortization principal payment profile/schedule until 31 December 2019 (inclusive);

(iii)	the provisions relevant to the calculation of the Excess Cash Flow and generally the cash sweep mechanism;

(iv)	the existence of a security cover ratio under any such Group Facility Agreement;

(v)	the financial covenants relevant to the Value Adjusted Leverage Ratio, Book Leverage Ratio and Net Worth; and

(vi)

any increase to the aggregate of any amounts to be paid in respect of interest solely related to margin (howsoever defined) for the duration of the Waiver Period (calculated as at the date of that Group Facility Agreement).

(b)

Accordingly, should any member of the Group or the Parent provide to any other creditor more favourable treatment in relation to (A) to (F) above (and, in relation to subparagraphs (B), (D) and (F) above, for the duration of the Waiver Period) than those which the Finance Parties have been provided with under this Agreement or any other Finance Document, the Borrower shall promptly advise the Agent of those arrangements and covenants and shall, on the Agent’s request, enter into such documentation supplemental to the Finance Documents as the Finance Parties may require in order to achieve parity with the creditors under such relevant Group Facility Agreement.

22	General undertakings

22.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 22 will be complied with by and in respect of each Obligor and, where applicable, each other Group Member throughout the Facility Period except as approved by the Majority Lenders (or, where specified, all the Lenders).

22.2	Use of proceeds

The proceeds of Utilisations shall be used exclusively for the purposes specified in clause 3 (Purpose).

22.3	Authorisations

Each Obligor and each Manager shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply upon request certified copies to the Agent of, any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

22.4	Compliance with laws

(a)

Each Obligor shall (and shall ensure that each other Group Member and each Manager will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

(b)	Each Obligor shall (and shall ensure that each other Group Member and each Manager will) comply in all respects with applicable Sanctions.

22.5	Bribery and corruption

(a)	No Group Member nor a Manager nor any of its agents, employees, directors or officers has engaged or shall engage in any Relevant Jurisdiction in:

(i)	Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions;

(ii)	Money Laundering or acted in breach of any applicable law relating to Money Laundering; or

(iii)	the Financing of Terrorism.

(b)	Without prejudice to the generality of clause 22.5(a):

(i)

No Obligor nor a Manager nor any of its agents, employees, directors or officers shall (and shall ensure that no other Group Member nor any of their respective agents, employees, directors or officers will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; and

(ii)	each Obligor and each Manager shall (and shall ensure that each other Group Member) and any of their agents, employees, directors or officers will:

(A)	conduct its businesses in compliance with the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; and

(B)	maintain policies and procedures designed to promote and achieve compliance with such laws.

(c)	For the purposes of this clause 22.5, clause 19.34 (No Money Laundering) and clause 22.16 (No corrupt practices), the following definitions shall apply:

Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.

Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.

Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.

Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

Money Laundering means:

(i)

the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(ii)	the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(iii)	the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

22.6	Tax compliance

(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 20.3 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)

Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated or formed (as the case may be) and ensure that it is not resident for Tax purposes in any other jurisdiction.

22.7	Change of business

Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Parent, any of the other Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

22.8	Merger

Except as approved by the Majority Lenders, no Obligor shall (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger (other than any Group Member other than the Owners and the Borrower, the Transaction and any merger contemplated by the Transaction), consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members) or conversion or merger into or incorporation as a European public limited liability company (Societas Europaea).

22.9	Pension exposure

The Borrower shall ensure that no Obligor is, or any time becomes, liable to contribute funds to any form of pension scheme or similar arrangement (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).

22.10	Further assurance

(a)

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 30.1 (Assignments by the Lenders).

(b)

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

22.11	Negative pledge in respect of Charged Property

Except as approved by the Majority Lenders and except for Permitted Security Interests, no Obligor or Manager will grant or allow to exist any Security Interest over any Charged Property or (except for the Transaction Security) the shares in any of the Parent, the Owners and/or the Borrower or any rights deriving from, or related to, such shares.

22.12	Environmental matters

(a)

The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Manager or any Fleet Vessel which, if successful to any extent, is reasonably expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated.

22.13	Syndication

Each Obligor will provide reasonable assistance to the Arranger in the preparation of the Information Memorandum and the primary syndication of the Facility (including, without limitation, by making the senior management of the Borrower available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

22.14	Sanctions

(a)

Each Group Member shall, and the Borrower shall procure that any Affiliate of each Obligor, each Manager and any Disclosed Person shall, ensure that none of their respective directors, officers, agents, employees or persons acting on behalf of the foregoing, is a Restricted Person or acts directly or indirectly on behalf of a Restricted Person.

(b)

No Group Member shall, and the Borrower shall procure that no Disclosed Person or Manager shall, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties.

(c)

Each Group Member shall not, and the Borrower shall procure that each of its Affiliates, each Manager and each Disclosed Person will not, credit proceeds from any activity or dealing with a Restricted Person to any bank account held with any Finance Party in its name or in the name of any other person.

(d)	Each Group Member shall, and the Borrower shall ensure that each Disclosed Person and each Manager takes measures to ensure compliance with applicable Sanctions.

(e)

Each Obligor shall, and the Borrower shall procure that each Disclosed Person and each Manager shall, to the extent permitted by law, promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to applicable Sanctions by any Sanctions Authority.

(f)	No Manager nor any Group Member or its Fleet Vessel will do any business relating to Iran or any Iranian owned or incorporated entity, unless the Agent approves so in writing.

22.15	Use of proceeds

The Obligors shall not, and the Borrower shall procure that each of their respective Affiliates, Managers or any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (a) involving or for the benefit of any Restricted Person or (b) in any other manner that would result in any Obligor or any Manager or any Finance Party or any other person (including any person participating hereunder, whether as underwriter, advisor, investor, lender, hedging provider, facility or security agent or otherwise) being in breach of any applicable Sanctions or becoming a Restricted Person.

22.16	No corrupt practices

The Loan will not be used by any Obligor for and no Obligor nor any of its Affiliates nor any Manager shall engage in:

(a)

Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices (each as defined in clause 22.5 (Bribery and corruption)), including the procurement or the execution of any contract for goods or works relating to its functions;

(b)	the Financing of Terrorism (as defined in clause 22.5 (Bribery and corruption)).

22.17	Transaction

(a)	The Obligors hereby agree to procure that no Transaction will be attempted, commenced or completed unless the following conditions are met:

(i)	no Default has occurred at the times when such Transaction commences and when such Transaction completes or immediately thereafter; or

(ii)	upon and immediately following the completion of such Transaction, no Transaction Change of Control occurs.

(b)

If a Transaction compliant with this clause 22.17 has been completed, then the Obligors who are a Party hereby agree to procure that by no later than 30 days after completion of the Transaction, each Obligor will enter into amendment agreements to the Finance Documents (including a supplemental agreement to this Agreement) for the purpose of implementing any consequential changes to the Finance Documents as may be required as a result of the Transaction and any amendments to the provisions of the Finance Documents as may be agreed between the Lenders and the Borrower, in each case at the cost and expense of the Borrower (provided however that the Lenders shall not require as a result of the operation of this clause 22.17 any guarantees other than the ones already provided by the Guarantors and provided further that failure by the Borrower and/or the other Obligors to agree an amendment required by a Finance Party shall not be deemed to be a breach by an Obligor of the provisions of this sub-paragraph(b)).

22.18	ABN Cash Collateral Account

The Obligors hereby agree to procure that the relevant Account Holder(s) shall, no later than 20 Business Days after the end of the Additional Excess Cash Flow Period, close the ABN Cash Collateral Account.

23	Dealings with Ships

23.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders) which approval no Lender shall withhold unreasonably in respect of clause 23.2 (Ship’s name and registration) and clause 23.8(a)(ii).

23.2	Ship’s name and registration

(a)	The Ship’s name shall only be changed after prior notice to the Agent.

(b)

The Ship shall be permanently registered with the relevant Registry under the laws of its Flag State. Except with approval, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)

Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

23.3	Sale or other disposal of Ship

Except with approval, each Owner shall not sell, or agree to, transfer, abandon or otherwise dispose its Ship or any share or interest in it, provided that each Owner shall be permitted to sell the Ship, or to enter into an agreement for its sale, if (a) no Default has occurred and is continuing at the time or would result from such sale and (b) the net sale proceeds are sufficient to discharge the Borrower’s payment obligations under this Agreement (including pursuant to clause 7.6 (Sale or Total Loss)) and the other Finance Documents.

23.4	Manager

A manager of the Ship shall not be appointed unless that manager and the terms of its appointment are approved (such approval, in respect of terms other than such manager’s remuneration and other fees payable to such manager, not to be unreasonably withheld or delayed) and it has delivered a duly executed Manager’s Undertaking to the Security Agent. There shall be no material change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved (it being agreed that any change to the remuneration of the manager will be deemed material).

23.5	Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

23.6	Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage.”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

23.7	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

23.8	Chartering

(a)	Except with approval, the relevant Owner shall not enter into any charter commitment for the Ship, which is:

(i)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(ii)

of a fixed duration exceeding 12 calendar months or, in the case of any charter commitment entered into prior to the date of this Agreement, of a remaining fixed duration exceeding 12 calendar months, unless the Owner has complied with the requirements of paragraph (b) below in respect of such charter commitment;

(iii)

on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(iv)	to another Group Member.

(b)

Further, without prejudice to the rights of the Finance Parties under the provisions of this clause 23.8 and any other provisions of the Finance Documents, the Borrower shall advise the Agent promptly of any proposed charter commitment in respect of a Ship of a fixed duration exceeding 12 calendar months, and:

(i)	deliver a copy of each such charter commitment to the Agent forthwith after it has been entered into;

(ii)	forthwith following a demand made by the Agent (acting on the instructions of the Majority Lenders):

(A)	execute a charter assignment in the agreed form of any such charter commitment in favour of the Security Agent and any notice of assignment required in connection therewith; and

(B)	procure the service of any such notice of assignment on the relevant charterer and use its best endeavours to procure the acknowledgement of such notice by the relevant charterer;

(iii)

deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to any such charter assignment or any other related matter referred to in this paragraph (b) as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require; and

(iv)

pay on the Agent’s demand all documented legal costs and other costs incurred by the Agent and/or any other Finance Party in connection with or in relation to any such charter assignment or any other related matter referred to in this paragraph (b).

23.9	Lay up

Except with approval, the Ship shall not be laid up or deactivated.

23.10	Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

23.11	Payment of Earnings

(a)	The relevant Owner’s Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment.

(b)	If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Ship’s General Assignment.

23.12	No other vessels

No Obligor (other than the Parent and a Manager) shall charter-in, lease-in or operate or enter into any agreement to do so, any vessel other than the Mortgaged Ships.

23.13	Share Transfer

At the Borrower’s cost and expense, on the first Utilisation Date (or any other later date which the Agent shall, at the request of the Borrower, have agreed in writing in its absolute discretion):

(a)	effect the Share Transfer;

(b)	execute the Share Security in relation to each Owner;

(c)

deliver to the Agent in relation to the Share Security and the Share Transfer such documents and evidence of the type referred to in Schedule 3 (Conditions precedent) (including, without limitation, the original share certificates in the name of the Borrower in relation to each Owner, the executed instruments of transfer in respect of the Share Transfer, evidence of the deletion of any charges registered in respect of the shares in each Owner on or prior to the date of the Share Transfer, evidence in a form satisfactory to the Agent that each Owner is, further to the Share Transfer a Subsidiary of the Borrower and a legal opinion, in a form approved by the Agent, confirming that the Share Transfer has been duly effected).

23.14	Sustainable ship dismantling

(a)

Each Ship sold for scrapping (whether directly or through an intermediary), is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and, if applicable to such Ship or its Owner, the EU Ship Recycling Regulation.

(b)

For the purposes of this clause “EU Ship Recycling Regulation” means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

24	Condition and operation of Ship

24.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders).

24.2	Defined terms

In this clause 24 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

24.3	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

24.4	Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which materially and adversely alters the Ship or materially reduces its value.

24.5	Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment which to the extent the parts or equipment removed were owned by the relevant Owner, are owned by the relevant Owner free of any Security Interest (except under the Security Documents)).

24.6	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

24.7	Maintenance of class; compliance with laws and codes

The Ship’s class shall be the relevant Classification. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

24.8	Surveys

The Ship shall be submitted to periodic surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

24.9	Inspection and notice of dry-docking

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose, without interfering with the Ship’s operation or trading and after giving reasonable advance written notice to the relevant Owner. The Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking). The Borrower shall bear the cost of only one such inspection per calendar year so long as there is no Event of Default which is continuing.

24.10	Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

24.11	Release from arrest

The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

24.12	Information about Ship

Upon the Agent’s written request, it shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor or a Manager on behalf of any Obligor whose duration exceeds three (3) calendar months and copies of any applicable operating certificates.

24.13	Notification of certain events

The Agent shall promptly be notified of:

(a)	any damage to the Ship where the cost of the resulting repairs exceeds the Major Casualty Amount for such Ship;

(b)	any occurrence which may reasonably be expected to result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)	any withdrawal or threat to withdraw any applicable operating certificate;

(f)	upon the Agent’s written request, the issue of any operating certificate required under any applicable code;

(g)	the receipt of notification that any application for such a certificate has been refused if such certificate is not issued within 10 days after receipt of such notification;

(h)

any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim exceeding (in the case of a claim only) $800,000 on the Ship or its Earnings or Insurances.

24.14	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

24.15	Evidence of payments

The Agent shall be allowed proper and reasonable access subject to prior written notice to the Borrower to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

24.16	Repairers’ liens

Except with approval (such approval not to be unreasonably withheld or delayed), the Ship shall not be put into any other person’s possession for work to be done on the Ship (other than any scheduled dry-docking or special survey required by the Classification Society) if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless the Borrower has established to the satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for such works or unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

24.17	Survey report

As soon as reasonably practicable after the Agent requests it (but not more than once a calendar year and at any time a Default is continuing), the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

24.18	Lawful use

The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

24.19	War zones

The Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers unless any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) are complied with.

25	Insurance

25.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 25 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period except as approved by the Majority Lenders (or, where specified, all the Lenders).

25.2	Insurance terms

In this clause 25:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&l cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in paragraph (a) of clause 25.3 (Coverage required).

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to 120 per cent of the Advance relevant to such Mortgaged Ship.

P&l risks means the usual risks (including liability for oil pollution, excess war risk P&l cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

25.3	Coverage required

The Ship shall at all times be insured:

(a)

against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)

against P&l risks for the highest amount then available by protection and indemnity associations which are member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and a freight, demurrage and defence cover;

(c)

against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice (having regard to general insurance market practice and law at the time but always excluding any loss of hire cover); and

(d)	on terms which comply with the other provisions of this clause 25.

25.4	Placing of cover

The insurance coverage required by clause 25.3 (Coverage required) shall be:

(a)

in the name of the relevant Owner, Technomar Shipping Inc. and, in relation to any freight, demurrage and defence cover, ConChart Commercial Inc. and (in the case of the Ship’s hull cover) no other person (other than the Security Agent (and any other Finance Party required by the Agent) if required by the Agent) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)

if the Agent so requests, in the joint names of the relevant Owner and/or a Manager or both of them and the Security Agent (and any other Finance Party required by the Agent) (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or such Finance Party for premiums or calls);

(c)	in dollars or another approved currency;

(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;

(e)	in full force and effect; and

(f)	on approved terms and with approved insurers or associations.

25.5	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed the Major Casualty Amount.

25.6	Mortgagee’s insurance

The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&l risks) cover) for the benefit of the Finance Parties for an amount up to 120 per cent of the Loan; and

(b)

any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

25.7	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

25.8	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

25.9	Details of proposed renewal of Insurances

At least 14 days (or such shorter period acceptable to the Agent) before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

25.10	Instructions for renewal

At least five days (or such shorter period acceptable to the Agent) before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

25.11	Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 25 and confirmation of such renewal given by approved brokers or insurers to the Agent at least five days (or such shorter period as may be approved) before such expiry.

25.12	P&l guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

25.13	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

25.14	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

25.15	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all relevant insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

25.16	Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

25.17	Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

25.18	Independent report

(a)

If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall promptly reimburse the Agent for the cost of obtaining that report.

(b)	Unless an Event of Default is continuing, the Borrower and the Owners shall only be obliged to reimburse the Agent with respect to the cost of one such report in any calendar year.

25.19	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

25.20	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

25.21	Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

25.22	Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged in which case such sums shall be applied in reimbursement of such costs incurred.

25.23	Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

25.24	Change in insurance requirements

If the Agent gives notice to the Borrower and/or the Owners to change the terms and requirements of this clause 25 (which the Agent may only do, in such manner as it reasonably considers appropriate, as a result of material changes of circumstances or practice after the date of this Agreement), this clause 25 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

26	Minimum security value

26.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 26 will be complied with throughout the Mortgage Period for each Ship except as approved by the Majority Lenders (or, where specified, all the Lenders).

26.2	Valuation of assets

For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 26 will be its value as most recently determined in accordance with this clause 26.

26.3	Valuation frequency

Valuation of each Mortgaged Ship and each such other asset in accordance with this clause 26 may be required by the Agent:

(a)	on 31 December 2018; and

(b)	thereafter, at any time.

26.4	Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation provided that, in the absence of an Event of Default which is continuing, the Borrower shall bear the cost of the valuations of the Ships under this clause 26 only twice per calendar year.

26.5	Valuations procedure

The value of any Mortgaged Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 26. Additional security provided under this clause 26 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrower and the Agent (on the instructions of the Majority Lenders) provided however that if additional security is provided in the form of a cash deposit in dollars in an Account over which an Account Security exists, full credit shall be given for the amount so deposited for that purpose on a “dollar for dollar” basis.

26.6	Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

26.7	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such and made:

(a)	without physical inspection (unless required by the Agent);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller;

(c)	without taking into account the benefit or the burden of any charter commitment;

(d)

no earlier than four (4) weeks prior to the date such valuation is requested by the Agent pursuant to clause 26.3 (Valuation frequency) and no later than four (4) weeks from the date such valuation is requested by the Agent pursuant to clause 26.3 (Valuation frequency).

26.8	Information required for valuation

The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

26.9	Approval of valuers

All valuers of any Mortgaged Ship must be Approved Valuers. The Agent may at any time withdraw an Approved Valuer for the purposes of future valuations, in which case such Approved Valuer shall not be appointed for the purposes of this clause 26. The Agent may at any time by notice to the Borrower reinstate an Approved Valuer which has been previously withdrawn by the Agent under this clause 26.9.

26.10	Appointment of Approved Valuers

When a valuation is required for the purposes of this clause 26, the Agent shall appoint one Approved Valuer and the Borrower shall promptly appoint the other Approved Valuer, in each case to provide such valuation. If the Borrower fails to do so promptly, the Agent may also appoint the other Approved Valuer to provide that valuation.

26.11	Number of valuers

(a)

Each valuation must be carried out by two Approved Valuers one of whom shall be nominated by the Borrower. If the Borrower fails promptly to nominate an Approved Valuer within 15 Business Days of the Agent’s request, then the Agent may nominate that Approved Valuer.

(b)

If the two Approved Valuers provide valuations and the higher of the two valuations of the Ship exceeds the other one by more than 20 per cent, then the value of the Ship shall be determined by reference to those two valuations and a third valuation provided by a third Approved Valuer nominated by the Agent.

26.12	Differences in valuations

(a)	If valuations provided by individual Approved Valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.

(b)	If a single Approved Valuer provides a range of values for the Ship, its value, for the purposes of the Finance Documents, will be the mean average of the values comprising such range.

26.13	Security shortfall

(a)

If on 1 January 2020 or at any time thereafter the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 30 Business Days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower and/or an Owner may:

(i)	provide additional security over other assets approved by the Majority Lenders in accordance with this clause 26; and/or

(ii)

cancel part of the Active Facility under clause 7.2 (Voluntary cancellation) and prepay under clause 7.3 (Voluntary prepayment) (but on five Business Days’ notice instead of the period required by such clause) a corresponding amount of the Loan.

(b)	Any cancellation of part of the Active Facility pursuant to paragraph (a) above shall reduce the Total Commitments by the same amount.

26.14	Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Majority Lenders;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;

(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

26.15	Release of additional security

If the Borrower shall have previously provided further security to the Lenders pursuant to clause 26.13(a) and the Security Value (calculated without taking into account any such additional security) shall for a period of three consecutive Months equal or exceed the Minimum Value (following calculation of the same pursuant to valuations obtained by the Agent pursuant to this clause 26, which are not older than 30 days), the Lenders shall, as soon as reasonably practicable after receiving notice from the Borrower to do so and subject to the Lenders being indemnified to their reasonable satisfaction against the cost of doing so, release any such further security specified by the Borrower provided that the Lenders are satisfied that there is no Default at the time and that, immediately following such release (a) the Security Value will continue to equal or exceed the Minimum Value and (b) no Default will occur as a result of such release.

27	Bank accounts

27.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 27 will be complied with throughout the Facility Period.

27.2	Operating Account

(a)	Each Owner shall be the holder of one Account with an Account Bank which is designated as an “Operating Account” for the purposes of the Finance Documents.

(b)

The Earnings of each Owner’s Ship and all moneys payable to that Owner under that Ship’s Insurances shall be paid by the persons from whom they are due to that Owner’s Operating Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)	Each Owner shall deposit in its Operating Account an amount of Five hundred thousand dollars ($500,000) on or before the first Utilisation Date.

(d)	No Owner shall withdraw amounts standing to the credit of an Operating Account except as permitted by paragraph (e) below.

(e)

If there is no continuing Default nor would a Default result from a withdrawal from an Operating Account and if, after the relevant withdrawal, the balance on the relevant Operating Account will be at least Five hundred thousand dollars ($500,000), an Owner may withdraw amounts from its Operating Account for the following purposes and in the following order of priority:

(i)	payments of reasonably incurred (and evidenced when required by the Agent) costs and expenses of insuring, repairing, operating, trading and maintaining such Owner’s Ship;

(ii)	transfers to the Facility Account;

(iii)	transfers to the ABN Cash Collateral Account in accordance with clause 27.3 (Excess Cash Flow transfer); and

(iv)	payment of dividends to the extent permitted by clause 28.13 (Distributions and other payments).

27.3	Excess Cash Flow transfer

If, at any time during the Additional Excess Cash Flow Period, the amount of Excess Cash Flow in respect of a Calculation Period is a positive figure, the Borrower shall be entitled to transfer to the ABN Cash Collateral Account an amount equal to seventy five per cent (75%) of such Excess Cash Flow, provided that (i) no payments are due at the time under clause 27.2(e)(i) or clause 27.4(c)(i) to (iii), (ii) no Event of Default is continuing at that time and (iii) no Event of Default would result from doing so.

27.4	Facility Account

(a)	The Borrower shall be the holder of an Account with an Account Bank which is designated as the “Facility Account” for the purposes of the Finance Documents.

(b)	The Borrower shall not withdraw amounts standing to the credit of the Facility Account except as permitted by paragraph (c) below.

(c)

If there is no continuing Default and no Default would result from a withdrawal from the Facility Account, the Borrower may withdraw amounts from the Facility Account for the following purposes and in the following order of priority:

(i)

payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment or under clause 6.2 (Scheduled repayment of Advances) or in respect of payment of interest);

(ii)	payments of interest under clause 9.2 (Payment of interest);

(iii)	payments then due to the Finance Parties under clause 6.2 (Scheduled repayment of Advances);

(iv)	payments due in accordance with clause 7.7 (Excess Cash Flow Calculation and Prepayment); and

(v)	payment of dividends to the Parent in accordance with the terms of this Agreement.

27.5	Other provisions

(a)	An Account may only be designated for the purposes described in this clause 27 if:

(i)

such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent (and any other Finance Party required by the Agent);

(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(iv)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.

(c)

If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(d)

The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 27 or waive any of its rights in relation to an Account except with approval.

(e)

The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(f)

Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

28	Business restrictions

28.1	Undertaking to comply

Except as otherwise approved by the Majority Lenders (such approval in respect of clause 28.10 (Acquisitions and investments) not to be unreasonably withheld or delayed), the Borrower and the Owners each undertake that this clause 28 will be complied with by and in respect of each person to which each relevant provision of this clause is expressed to apply throughout the Facility Period. For the avoidance of doubt, and without prejudice to clause 29.6 (Other obligations), this clause 28 does not apply to the Parent.

28.2	General negative pledge

(a)	In this clause 28.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.

(b)	Neither the Borrower nor an Owner shall create or permit to subsist any Security Interest over any of its assets except for Permitted Security Interests.

(c)	(Without prejudice to clauses 28.3 (Financial Indebtedness) and 28.7 (Disposals)), neither the Borrower nor an Owner shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor, a Manager or any other Group Member;

(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(i)	those granted or expressed to be granted by any of the Security Documents; and

(ii)	in relation to a Mortgaged Ship, Permitted Maritime Liens.

28.3	Financial Indebtedness

Neither the Borrower nor an Owner shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents;

(b)	Financial Indebtedness incurred in the Borrower’s or, as the case may be, such Owner’s ordinary course of business in an amount not exceeding at any time $1,000,000; and

(c)

Financial Indebtedness owed by the relevant Obligors under the Existing Loan Agreement and the Existing Master Agreement (provided that any such Financial Indebtedness owed by the Owners is subordinated to the Finance Documents on approved terms).

28.4	Guarantees

Neither an Owner nor the Borrower shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees in favour of its trade creditors and any other third party given in the ordinary course of its business of owning, trading, chartering and operating the relevant Ships;

(b)

guarantees required by any protection and indemnity or war risks association with which the relevant Ship is entered or required to release the relevant Ship from any arrest, detention, attachment or levy or required for the salvage of the relevant Ship; and

(c)	guarantees which are Financial Indebtedness permitted under clause 28.3 (Financial Indebtedness).

28.5	Loans and credit

Neither the Borrower nor an Owner shall be a creditor in respect of Financial Indebtedness other than in respect of trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

28.6	Bank accounts, operating leases and other financial transactions

Neither the Borrower nor an Owner shall:

(a)

maintain any current or deposit account with a bank or financial institution except for (i) the Accounts, (ii) the ABN Cash Collateral Account until the end of the Additional Excess Cash Flow Period and (iii) the deposit of money, operation of current accounts and the conduct of electronic banking operations with Lenders through the Accounts;

(b)

hold cash in any account (other than the Accounts and the ABN Cash Collateral Account) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 28.2 (General negative pledge);

(c)	enter into any obligations under operating leases relating to assets; or

(d)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 28 (Business restrictions).

28.7	Disposals

Neither the Borrower nor an Owner shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any material asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals permitted by clauses 28.2 (General negative pledge) or 28.3 (Financial Indebtedness) or 23.3 (Sale or other disposal of Ship);

(c)	dealings with its trade creditors or other third parties in the ordinary course of trading; and

(d)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

28.8	Contracts and arrangements with Affiliates

No Owner shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

28.9	Subsidiaries

Neither the Borrower nor an Owner shall establish or acquire a company or other entity.

28.10	Acquisitions and investments

Neither the Borrower nor an Owner shall acquire any person, business, assets or liabilities in excess of $1,000,000 or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:

(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(b)	capital expenditures or investments related to maintenance of the Ship in the ordinary course of its business;

(c)	the incurrence of liabilities in the ordinary course of its business;

(d)	any loan or credit not otherwise prohibited under this Agreement; and

(e)	pursuant to any Finance Documents to which it is party.

28.11	Reduction of capital

Neither the Borrower nor an Owner shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

28.12	Increase in capital

(a)	No Owner shall issue shares or other equity interests to anyone other than the Borrower.

(b)	The Borrower shall not issue shares or other equity interests to anyone other than the Parent.

28.13	Distributions and other payments

(a)	The Borrower shall not, without the Agent’s prior written consent (acting on the instructions of the Lenders), such consent not to be unreasonably withheld or delayed:

(i)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any Obligor or any of the shareholders of the Parent;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, except if no Event of Default is continuing at that time and no Event of Default would result from doing so.

(b)	Each Owner shall not:

(i)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)

pay any management, advisory or other fee to or to the order of any Obligor or any of the shareholders of the Parent (other than any management fees payable to the Borrower pursuant to a Management Agreement);

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, to anyone other than the Borrower.

29	Events of Default

Each of the events or circumstances set out in this clause 29 (except clause 29.24 (Acceleration)) is an Event of Default.

29.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

29.2	Financial covenants

The Borrower does not comply with clause 21 (Financial covenants).

29.3	Share Transfer

The Borrower does not comply with clause 23.13 (Share Transfer).

29.4	Value of security

The Obligors do not comply with clause 26 (Minimum security value).

29.5	Insurance

(a)	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 25 (Insurance).

(b)	Any insurer either:

(i)	cancels any such Insurances; or

(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.

29.6	Other obligations

(a)

An Obligor or a Manager does not comply with any provision of the Finance Documents (other than those referred to in clause 29.1 (Non-payment), clause 29.2 (Financial covenants), clause 29.3 (Share Transfer), clause 29.4 (Value of security) and clause 29.5 (Insurance)).

(b)

No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within seven Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower or any other Obligor or Manager becoming aware of the failure to comply.

29.7	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any respect when made or deemed to be made.

29.8	Cross default

(a)	Any Financial Indebtedness of the Borrower or any Guarantor is not paid when due nor within any originally applicable grace period.

(b)

Any Financial Indebtedness of the Borrower or any Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), provided that in the event such Financial Indebtedness is a guarantee and indemnity given by the Parent, a demand has been made on the Parent by the relevant creditor(s) under such guarantee.

(c)

Any commitment for any Financial Indebtedness of the Borrower or any Guarantor is cancelled or suspended by a creditor of the Borrower or that Guarantor as a result of an event of default (however described).

(d)

Any creditor of the Borrower or any Guarantor becomes entitled to declare any Financial Indebtedness of the Borrower or that Guarantor due and payable prior to its specified maturity as a result of an event of default (however described), provided that in the case of any Financial Indebtedness created under any guarantee and indemnity of the Parent, a demand is made by the relevant creditor(s) under such guarantee and indemnity.

(e)

No Event of Default will occur under paragraphs (a) to (d) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is (i) in the case of the Borrower or an Owner, less than $800,000 (or its equivalent in any other currency) and (ii) in the case of the Parent, less than $5,000,000 (or its equivalent in any other currency).

29.9	Insolvency

(a)	An Obligor or a Manager:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii)	suspends or threatens to suspend making payments on any of its debts,

Provided however that none of the above shall constitute an Event of Default if they occur in respect of a Manager and, within a period of ten days of such occurrence, the Owners substitute such Manager with another ship manager in accordance with clause 23.4 (Manager).

(b)	A moratorium is declared in respect of any indebtedness of any Obligor.

If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(c)

No Event of Default will occur under paragraphs (a) to (b) above if an Obligor, by any reason, including without limitation, any actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (including any Finance Party in its capacity as such) with a view to rescheduling, deferring, re-organising or suspending, any of its indebtedness and/or, as a result of such negotiations, enters into any agreement or contract with one or more creditors (including any Finance Party in its capacity as such) setting out the terms of any such rescheduling, deferral, reorganisation or suspension of its indebtedness, provided that, in the event that such negotiations or agreement or contract relate to a Group Facility Agreement, the Agent has been informed by an Obligor of any such negotiations promptly upon their commencement and the Agent has approved any agreement to be entered into as a result of such negotiation.

29.10	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or a Manager;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or a Manager;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, a Manager or any of its assets; or

(iv)	enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction, Provided however that none of the above shall constitute an Event of Default if they occur in respect of a Manager and, within a period of ten days of such occurrence, the Owners substitute such Manager with another ship manager in accordance with clause 23.4 (Manager).

(b)

Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty days of commencement or, if earlier, the date on which it is advertised.

29.11	Creditors’ process

(a)

Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor (other than an arrest or detention of a Ship referred to in clause 29.19 (Arrest of Ship)) and is not discharged within seven days.

(b)	Any judgment or order is made against an Obligor and is not stayed or complied with within seven days.

29.12	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or a Manager to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.

(b)

Any obligation or obligations of any Obligor or a Manager under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)

Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

29.13	Cessation of business

Any Obligor or a Manager suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business unless, in the case of the Manager only, the Owners, within a period of ten days of such occurrence, substitute such Manager with another ship manager in accordance with clause 23.4 (Manager).

29.14	Expropriation

The authority or ability of any Obligor or a Manager to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor, a Manager or any of its assets unless, in the case of the Manager only, the Owners, within a period of ten days of such occurrence, substitute such Manager with another ship manager in accordance with clause 23.4 (Manager).

29.15	Repudiation and rescission of Finance Documents

An Obligor or a Manager rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

29.16	Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or

(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

in relation to any Finance Document or the transactions contemplated in the Finance Documents or against any Group Member or any of its assets, rights or revenues which has or might have a Material Adverse Effect.

29.17	Material Adverse Effect

Any event or circumstance (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

29.18	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

29.19	Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 30 days thereafter (or such longer period as may be approved).

29.20	Ship registration

Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

29.21	Political risk

(a)

Either (1) the Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and (in either such case) in the opinion of the Agent such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.

(b)	No Event of Default under paragraph (a) above will occur if:

(i)	in the opinion of the Agent it is practicable for action to be taken by the Borrower to prevent the relevant event or circumstance having a Material Adverse Effect; and

(ii)	the Borrower takes such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.

29.22	Change of Control

If a Change of Control occurs or, following the Transaction, a Transaction Change of Control occurs.

29.23	Sanctions

(a)

Any of the Obligors, any Manager, any of the Disclosed Persons or any Affiliate of any of them or any of their respective directors, officers, agents, employees or other persons acting on behalf of the foregoing, becomes a Restricted Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Person or any of such persons becomes the owner or controller of a Restricted Person; or

(b)

any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Restricted Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions; or

(c)

any Obligor, any Manager, any of the Disclosed Persons or any of their respective Affiliates or any of their respective directors, officers, agents, employees or other persons acting on behalf of the foregoing, is not in compliance with any applicable Sanctions;

(d)	any Group Member or any Fleet Vessel does any business relating to Iran or any Iranian owned or incorporated entity, unless the Agent approves so in writing.

29.24 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	declare that no withdrawals be made from any Account;

(ii)	cancel the Total Commitments at which time they shall immediately be cancelled;

(iii)

declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9—Changes to Parties

30	Changes to the Lenders

30.1	Assignments by the Lenders

A Lender (the Existing Lender) may, by giving 30 days’ prior notice to the Borrower, assign any of its rights under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in commercial shipping loans, securities or other financial assets (the New Lender).

30.2	Other conditions of assignment

(a)	An assignment will only be effective:

(i)

on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)

on the New Lender entering into any documentation required for it to accede as a party to the Co-ordination Agreement and any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)

on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iv)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Loan and each Utilisation (if any) under the Facility.

(b)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

30.3	Fee and expenses

(a)

Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee in dollars determined by the Agent in its sole discretion and shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(i)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and

(ii)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.

(b)	No fee or other amount is payable pursuant to (a) above if:

(i)	the Agent agrees that no fee or other amount is payable; or

(ii)	the assignment or transfer is made by an Existing Lender:

(A)	to an Affiliate or partner of that Existing Lender;

(B)	to a fund which is a Related Fund of that Existing Lender; or

(C)	in connection with primary syndication of the Facility.

30.4	Transfer costs and expenses relating to security

The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)

all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document and/or the benefit of any Security Document and any appropriate registration of any such accession or assignment or transfer (including in respect of the accession by the New Lender to the Co-ordination Agreement and the execution of any deed of accession supplemental to); and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.

30.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of:

(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(B)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security;

(ii)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(iii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 30; or

(ii)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or by reason of the application of any Basel II Regulation to the transactions contemplated by the Finance Documents or otherwise.

30.6	Procedure available for assignment

(a)

Subject to the conditions set out in clause 30.1 (Assignments by the Lenders) and clause 30.2 (Other conditions of assignment), an assignment may be effected in accordance with paragraph (d) below when (i) the Agent executes an otherwise duly completed Transfer Certificate and (ii) the Agent executes any document required under paragraph (a) of clause 30.2 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.

(d)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(e)

Lenders may utilise procedures other than those set out in this clause 30.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 30.6 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 30.1 (Assignments by the Lenders) and clause 30.2 (Other conditions of assignment).

30.7	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 30.2 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.

30.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

31	Changes to the Obligors

No Obligor nor a Manager may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10—The Finance Parties

32	Roles of Agent, Security Agent and Arranger

32.1	Appointment of the Agent and Security Agent

Each other Finance Party (other than the Security Agent) appoints:

(a)	the Agent to act as its agent under and in connection with the Finance Documents; and

(b)	the Security Agent to act as its agent and as trustee under the Security Documents.

32.2	Security Agent as trustee

The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.

32.3	Authorisation of Agent and Security Agent

Each of the Finance Parties authorises the Agent and the Security Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

32.4 Instructions to Agent and the Security Agent

(a)	The Agent and the Security Agent shall:

(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)

in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 32.9 (No duty to account) to clause 32.14 (Exclusion of liability), clause 32.19 (Confidentiality) to clause 33.6 (Custodians and nominees) and clauses 33.9 (Acceptance of title) to 33.12 (Disapplication of Trustee Acts).

(e)

If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 45 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)

The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)

Without prejudice to the provisions of clause 34 (Enforcement of Transaction Security) and the remainder of this clause 32, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

32.5	Legal or arbitration proceedings

Neither the Agent nor the Security Agent is authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 32.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.

32.6	Duties of the Agent and the Security Agent

(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly:

(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.

(c)	Without prejudice to clause 30.7 (Copy of Transfer Certificate to Borrower), paragraph (b) above shall not apply to any Transfer Certificate.

(d)

Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

Without prejudice to clause 35.10 (Notification of prescribed events), if the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Agent shall provide to the Borrower within five Business Days of a request by the Borrower (but no more frequently than quarterly per calendar year), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments and the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)

The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.7	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

32.8	No fiduciary duties

Nothing in any Finance Document constitutes the Agent, the Security Agent or the Arranger as a trustee or fiduciary of any other person except to the extent that the Security Agent acts as trustee for the other Finance Parties pursuant to clause 32.2 (Security Agent as trustee).

32.9	No duty to account

None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

32.10	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other Group Member or their Affiliates.

32.11	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)

any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)

in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:

(i)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a Borrower Affiliate;

(ii)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 29.1 (Non-payment));

(iii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iv)

any notice or request made by the Borrower (other than (in the case of the Agent) a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)

Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)

Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)

The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)

Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)

Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 20 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

32.12	Responsibility for documentation and other matters

None of the Agent, the Security Agent, the Arranger, any Receiver or any Delegate is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)

(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or the financial condition of any such person;

(f)	(save as otherwise provided in this clause 32) taking or omitting to take any other action under or in relation to the Security Documents;

(g)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or

(h)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

32.13	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.14	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate), none of the Agent, the Security Agent, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)

any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

32.15	Lenders’ indemnity to the Agent and others

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 39.11 (Disruption to payment systems etc), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)

Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

32.16	Resignation of the Agent or the Security Agent

(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent or Security Agent.

(c)

If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrower or (in the case of the Security Agent) the Agent) may appoint a successor Agent or Security Agent.

(d)

If the Agent or Security Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or (as the case may be) Security Agent is entitled to appoint a successor Agent or (as the case may be) Security Agent under paragraph (c) above, the Agent or (as the case may be) Security Agent may (if it concludes that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) Security Agent to become a party to this Agreement as Agent or (as the case may be) Security Agent) agree with the proposed successor Agent or (as the case may be) Security Agent amendments to this clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)

(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)

Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 33.10 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 32 (and any agency or other fees for the account of the retiring Agent or Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under clause 13.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to clause 13.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

32.17	Replacement of the Agent

(a)

After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 15.3 ((Indemnity to the Agent and the Security Agent) and 15.4 (Indemnity concerning security) and this clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.18	Replacement of the Security Agent

The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) of clause 32.16 (Resignation of the Agent or the Security Agent). In this event, the Security Agent shall resign in accordance with that paragraph.

32.19	Confidentiality

(a)

In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or (as the case may be) Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.20	Agent’s relationship with the Lenders

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 41.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer (or such other information) by that Lender for the purposes of clause 41.2 (Addresses) and clause 41.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.21	Information from the Finance Parties

Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) Security Agent.

32.22	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Transaction Security or the Security Property;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)

the adequacy, accuracy or completeness of information provided by the Agent, the Security Agent, the Arranger or any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(f)

the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

32.23	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.24	Reliance and engagement letters

Each of the Agent, the Security Agent and the Arranger may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts in connection with the Finance Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, ship manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).

33	Trust and security matters

33.1	Undertaking to pay

(a)

Each Obligor who is a Party undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)

Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that Obligor’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

33.2	Parallel debt

(a)	Additional definitions

In this clause 33.2:

Corresponding Debt means any amount, other than any Parallel Debt, which an Obligor owes to a Finance Party under or in connection with the Finance Documents.

Parallel Debt means any amount which an Obligor owes to the Security Agent under clause 33.2(b) or under that clause as incorporated by reference or in full in any other Finance Document.

(b)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(c)	The Parallel Debt of an Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt; and

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(d)	For purposes of this clause 33.2, the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)	The Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,
and	the Corresponding Debt of an Obligor shall be:

(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

(B)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(f)

All amounts received or recovered by the Security Agent in connection with this clause 33.2 (Parallel Debt) to the extent permitted by applicable law, shall be applied in accordance with clause 35.1 (Order of application).

(g)	This clause 33.2 shall apply, with any necessary modifications, to each Finance Document.

33.3	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;

(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(d)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.

33.4	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

33.5	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

33.6	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

33.7	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

33.8	Additional trustees

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Finance Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)

At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.

(f)

The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

33.9	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

33.10	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)

any Security Agent which has resigned pursuant to clause 32.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

33.11	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

33.12	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

34	Enforcement of Transaction Security

34.1	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by Majority Lenders.

(b)

Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 34.1.

34.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to clause 34.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

34.3	Waiver of rights

To the extent permitted under applicable law and subject to clause 34.1 (Enforcement Instructions), clause 34.2 (Manner of enforcement) and clause 35 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

34.4	Enforcement through Security Agent only

(a)

The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent.

(b)

Each Finance Party (other than the Security Agent) shall, promptly upon being requested by the Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to enforce or have recourse to the relevant Transaction Security or to exercise any such right, power, authority or discretion or to grant any such consent or release.

35	Application of proceeds

35.1	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 35, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 35), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 33.1 (Undertaking to pay) or 33.2 (Parallel debt)), any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties for application in accordance with clause 39.6 (Partial payments);

(d)

if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.

35.2	Investment of cash proceeds

Prior to the application of any Recoveries in accordance with clause 35.1 (Order of Application) the Security Agent may, in its discretion, hold:

(a)	all or part of any Recoveries which are in the form of cash; and

(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 35.

35.3	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:

(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and

(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:

(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.

35.4	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

35.5	Good discharge

(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.

(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.

(c)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Liabilities owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

35.6	Calculation of amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:

(a)

notionally convert the Secured Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Liabilities owed to that person at the time at which that calculation is to be made; and

(b)

assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Liabilities in accordance with the terms of the Finance Documents under which those Secured Liabilities have arisen.

35.7	Release to facilitate enforcement and realisation

(a)

Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)

Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)

Where the relevant enforcement is by way of disposal of shares in an Owner or in the Borrower, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Owner or the Borrower and of all Security Interests over the assets of such Owner or the Borrower.

35.8	Dealings with Security Agent

Subject to clause 41.5 (Communication when Agent is Impaired Agent), each Finance Party shall deal with the Security Agent exclusively through the Agent.

35.9	Disclosure between Finance Parties and Security Agent

Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.

35.10	Notification of prescribed events

(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.

(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.

(c)

If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

36	Reference Banks

36.1	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 36 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

36.2	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 36 (Role of Reference Banks), paragraph (a) of clause 45.3 (Other exceptions) and clause 47 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

37	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38	Sharing among the Finance Parties

38.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 39 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 39 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 39.6 (Partial payments).

38.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 39.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

38.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 38.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

38.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

38.5	Exceptions

(a)

This clause 38 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(iii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Section 11—Administration

39	Payment mechanics

39.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

39.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 39.3 (Distributions to an Obligor) and clause 39.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

39.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 40 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

39.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

39.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 39.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this clause 39.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with this Agreement, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 39.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

39.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arranger for their own account under those Finance Documents;

(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 32.15 (Lenders’ indemnity to the Agent and others);

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (ii) to (iii) of paragraph (a) above and will notify the Borrower of such variation.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

39.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

39.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

39.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)

All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

39.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

39.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its reasonable opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 45 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 39.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

40	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

41	Notices

41.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

41.2 Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor, each Manager or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor who is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor or a Manager which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Security Agent, the Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, email address, or department or officer as an Obligor, a Manager or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Borrower, if a change is made by the Agent) by not less than five Business Days’ notice.

41.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	If by way of email, when a delivery receipt is obtained; or

(ii)

if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under clause 41.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor or a Manager shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause 41.3 will be deemed to have been made or delivered to each of the Obligors and the Managers.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

41.4	Notification of address and email address

Promptly upon changing its’ address or email address, the Agent shall notify the other Parties.

41.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

41.6	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 41.6.

41.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

42	Calculations and certificates

42.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

42.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

42.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

43	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

44	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

45	Amendments and waivers

45.1	Required consents

(a)

Subject to clause 45.2 (All Lender matters) and clause 45.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 45.

(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 32.11 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this clause 45 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Guarantors.

45.2	All Lender matters

An amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(f)	a change to the Borrower or any other Obligor;

(g)	the definition of “Change of Control” or “Transaction Change of Control” in clause 1.1 (Definitions);

(h)	any provision which expressly requires the consent or approval of all the Lenders;

(i)	clause 38 (Sharing among the Finance Parties);

(j)

clause 2.2 (Finance Parties’ rights and obligations), clause 7.1 (Illegality), clause 30 (Changes to the Lenders), clause 8.9 (Application of prepayments), this clause 45, clause 50 (Governing law) or clause 51.1 (Jurisdiction of English courts);

(k)	the order of distribution under clause 35.1 (Order of application);

(I)	the order of distribution under clause 39.6 (Partial payments);

(m)	the currency in which any amount is payable under any Finance Document;

(n)

an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments rateably;

(o)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any guarantee and indemnity granted under any Finance Document (including under clause 18 (Guarantee and indemnity));

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(p)	the circumstances in which any of the Transaction Security is permitted or required to be released under any of the Finance Documents,

shall not be made, or given, without the prior consent of all the Lenders.

45.3	Other exceptions

(a)

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, a Reference Bank or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, that Reference Bank or the Arranger (as the case may be).

(b)

Notwithstanding clauses 45.1 and 45.2 and paragraph (a) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

45.4	Replacement of Screen Rate

(a)	Subject to clause 45.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in place of the Screen Rate; and

(ii)	any or all of the following:

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(b)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(c)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(d)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(e)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(f)	any of the following applies:

(i)	either:

(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time,there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(g)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower)temporary; or

(h)	in the opinion of the Majority Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

45.5	Releases

Except with the approval of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the Transaction Security; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

45.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment and, to the extent that such reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 45.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

45.7	Excluded Commitments

If:

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days of that request being made; or

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c), (d) and (n) of clause 45.2 (All Lender matters)) or other or such a vote within five Business Days of that request being made,

(unless (in either such case) the Borrower and the Agent agree to a longer time period in relation to any request):

(i)

its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

45.8	Disenfranchisement of Borrower Affiliates

(a)	For so long as a Borrower Affiliate:

(i)	beneficially owns a Commitment; or

(ii)

has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Borrower Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Borrower Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Borrower Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I of Schedule 9 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Borrower Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 9 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Borrower Affiliate that is a Lender agrees that:

(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

46	Confidential Information

46.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 46.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

46.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, partners and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives, partners and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of clause 32.20 (Relationship with the Lenders);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 30.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate, provided however that:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

46.3	Entire agreement

This clause 46 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

46.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

46.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 46.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 46.

46.6	Continuing obligations

The obligations in this clause 46 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve calendar months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

47	Confidentiality of Funding Rates and Reference Bank Quotations

47.1	Confidentiality and disclosure

(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to clause 9.4 (Notification of rates of interest); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)

The Agent’s obligations in this clause 46 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 9.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

47.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank:

(i)

of the circumstances of any disclosure made pursuant to clause 47.1 (c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 47.

47.3	No Event of Default

No Event of Default will occur under clause 29.6 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 47.

48	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

49	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party and each Obligor acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12—Governing Law and Enforcement

50	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

51	Enforcement

51.1	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

Notwithstanding paragraph (a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

51.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, any Obligor who is a Party:

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)

if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 The original parties Borrower
Name	THD Maritime Co. Limited

Original Jurisdiction	Republic of Cyprus

Registration number (or equivalent, if any)	HE387721

Registered office	16 Sophouli Street, Chanteclaire Building, Floor 4, Flat 403, Nicosia, Cyprus

Address for service of notices	c/o Technomar Shipping Inc., 3-5 Menandrou Street, 145 61 Kifissia, Greece

English process agent (if not incorporated in England)	Saville & Co., One Carey Lane, London, EC2V 8AE, United Kingdom

Owners

Name	Tasman Marine LLC

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	963174

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

Address for service of notices	c/o Technomar Shipping Inc., 3-5 Menandrou Street, 145 61 Kifissia, Greece

English process agent (if not incorporated in England)	Saville & Co., One Carey Lane, London, EC2V 8AE, United Kingdom

Name	Hudson Marine LLC

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	963182

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

Address for service of notices	c/o Technomar Shipping Inc., 3-5 Menandrou Street, 145 61 Kifissia, Greece

English process agent (if not incorporated in England)	Saville & Co., One Carey Lane, London, EC2V 8AE, United Kingdom

Name	Drake Marine LLC

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	963184

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

Address for service of notices	c/o Technomar Shipping Inc., 3-5 Menandrou Street, 145 61 Kifissia, Greece

English process agent (if not incorporated in England)	Saville & Co., One Carey Lane, London, EC2V 8AE, United Kingdom

Parent

Name:	Poseidon Containers Holdings LLC

Original Jurisdiction	Republic of the Marshall Islands

Registration number (or equivalent, if any)	961853

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

Address for service of notices	c/o Technomar Shipping Inc., 3-5 Menandrou Street, 145 61 Kifissia, Greece

English process agent (if not incorporated in England)	Saville & Co., One Carey Lane, London, EC2V 8AE, United Kingdom

The Original Lenders

Name	Amsterdam Trade Bank N.V.

Commitment $	17,100,000

TOTAL $	17,100,000

The Agent

Name	Amsterdam Trade Bank N.V.

Facility Office, address and attention details for notices	Non-administrative matters:

World Trade Center
Tower I, Level 6
Strawinskylaan 1939

1077 XX Amsterdam

The Netherlands

Attn: Iraklis Tsirigotis / Rik van der Kolk

Email: i.tsirigotis@atbank.nl / r.vanderkolk@atbank.nl

Cc: shipping.finance@atbank.nl

Telephone No.: +31 (0) 205 209 404 / +31 (0) 205 209 245

Administrative matters:

World Trade Center

Tower I, Level 6

Strawinskylaan 1939

1077 XX Amsterdam

The Netherlands

Attn: Shipping Finance—Business Support Office

Email: shipping.finance@atbank.nl

Cc: i.tsirigotis@atbank.nl / r.vanderkolk@atbank.nl

Telephone No.: +31 (0) 205 209 404 / +31 (0) 205 209 245

The Security Agent

Name	Amsterdam Trade Bank N.V.

Facility Office, address and attention details for notices

Non-administrative matters:

World Trade Center

Tower I, Level 6

Strawinskylaan 1939

1077 XX Amsterdam

The Netherlands

Attn: Iraklis Tsirigotis / Rik van der Kolk

Email: i.tsirigotis@atbank.nl / r.vanderkolk@atbank.nl

Cc: shipping.finance@atbank.nl

Telephone No.: +31 (0) 205 209 404 / +31 (0) 205 209 245

Administrative matters:

World Trade Center

Tower I, Level 6

Strawinskylaan 1939

1077 XX Amsterdam

The Netherlands

Attn: Shipping Finance—Business Support Office

Email: shipping.finance@atbank.nl

Cc: i.tsirigotis@atbank.nl / r.vanderkolk@atbank.nl

Telephone No.: +31 (0) 205 209 404 / +31 (0) 205 209 245

The Account Bank

Name	Amsterdam Trade Bank N.V.

Address and attention details for notices	World Trade Center Tower I, Level 6 Strawinskylaan 1939 1077 XX Amsterdam The Netherlands

Attn: Shipping Finance—Business Support Office
Email: shipping.finance@atbank.nl
Cc: i.tsirigotis@atbank.nl / r.vanderkolk@atbank.nl
Telephone No.: +31 (0) 205 209 404 / +31 (0) 205 209 245

Schedule 2

Ship information

Ship A

Owner:	Tasman Marine LLC

Name of Ship:	Tasman

Flag State:	Republic of the Marshall Islands

Port of Registry:	Majuro

IMO Number:	9189342

Official Number:	6111

Classification:	I XHULL XMACH Container Ship Unrestricted navigation X AUT-UMS, MON-SHAFT, INWATERSURVEY

Classification Society:	Bureau Veritas

Major Casualty Amount:	$800,000

Advance Commitment:	$5,700,000

Ship B

Owner:	Hudson Marine LLC

Name of Ship:	Dimitris Y

Flag State:	Republic of Liberia

Port of Registry:	Monrovia

IMO Number:	9189354

Official Number:	16979

Classification:	I XHULL XMACH Container Ship Unrestricted navigation X AUT-UMS, MON-SHAFT, INWATERSURVEY, GREEN PASSPORT EU

Classification Society:	Bureau Veritas

Major Casualty Amount:	$800,000

Advance Commitment:	$5,700,000

Ship C

Owner:	Drake Marine LLC

Name of Ship:	lan H

Flag State:	Republic of Liberia

Port of Registry:	Monrovia

IMO Number:	9189500

Official Number:	16980

Classification:	I XHULL XMACH Container Ship Unrestricted navigation X AUT-UMS, MON-SHAFT, INWATERSURVEY

Classification Society:	Bureau Veritas

Major Casualty Amount:	$800,000

Advance Commitment:	$5,700,000

Schedule 3

Conditions precedent

Part 1

Conditions precedent to any Utilisation

1	Original Obligors’ corporate documents

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor and each Manager (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, its Relevant Documents.

(f)

If required by the legal advisers to the Agent, a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor approving the terms of the resolution referred to in paragraph (e) above.

(g)

A certificate of each Original Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(h)	A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.

(i)

A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

(a)

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(b)

A legal opinion of Norton Rose Fulbright Greece, addressed to the Arranger, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement.

(c)

A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in England and also each jurisdiction in which an Obligor or a Manager is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

3	Other documents and evidence

(a)

Evidence that any process agent referred to in clause 51.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Original Obligor, has accepted its appointment.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	The Co-ordination Agreement duly executed by all parties to it other than the Security Agent.

(e)

The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Bank Accounts

Evidence that any Account required to be established under clause 27 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

5	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

Part 2

Ship and security conditions precedent

1	Corporate documents

(a)

A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)

A certificate of an authorised signatory of each other Obligor or Manager which is party to any of the Original Security Documents required to be executed on or before the relevant Utilisation Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security

(a)	The Mortgage and the General Assignment duly executed by the relevant Owner.

(b)	Any Manager’s Undertaking then required pursuant to the Finance Documents duly executed by the relevant Manager or, as the case may be, Managers.

(c)

Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents (but in respect of the acknowledgements of the notices required by the Charter Assignments, only if provided by the Charterer further to the relevant Owner using its best endeavours to obtain the same).

(d)	The Co-ordination Agreement duly executed by all parties other than the Security Agent.

3	Delivery and registration of Ship

Evidence that the relevant Ship:

(a)

is legally and beneficially owned by the relevant Owner and registered provisionally in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society;

(c)	is insured in the manner required by the Finance Documents;

(d)	is free of any charter commitment which would require approval under the Finance Documents; and

(e)	any prior registration (other than through the relevant Registry in the relevant Flag State) of the relevant Ship has been or will (within such period as may be approved) be cancelled.

4	Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions

The following further legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)

A legal opinion of Norton Rose Fulbright Greece, addressed to the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Agreement in relation to Security Documents.

(b)

A legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction in which an Obligor or a Manager is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established substantially in the form approved by the Agent prior to signing this Agreement.

6	Insurance

In relation to the relevant Ship’s Insurances:

(a)	an opinion (in a form and substance acceptable to the Agent) from Edge Brokers (London) appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 25 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)	the safety management certificate in respect of the relevant Ship issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of the relevant Ship issued under the ISPS Code; and

(d)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

8	Fees and expenses

Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 12 (Fees) and clause 17 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

9	Survey report

A survey report from surveyors appointed by the Borrower obtained prior to the Utilisation Date evidencing that the relevant Ship is seaworthy, capable of safe operation and in all respects in a condition acceptable to the Agent.

10	Management Agreements

Where a manager of the relevant Ship has been approved in accordance with clause 23.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of each Management Agreement.

11	Share Security

The Share Security in respect of each Owner duly executed by the Borrower and the Share Security in respect of the Borrower duly executed by the Parent, in each case together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

12	Charter

Evidence that relevant Ship is subject to a Charter and that such Charter has been duly assigned in favour of the Security Agent.

13	Existing Indebtedness

Evidence in all respects satisfactory to the Agent:

(a)

that the Existing Indebtedness relating to the Ship relevant to the Advance, has been or, at the same time as the relevant Utilisation, will be repaid in full and that any undrawn or available commitments in relation to it have been cancelled; and

(b)

evidence that the Owner of the relevant Ship and its Managers have been fully released from all their respective obligations and liabilities under the Existing Loan Agreement and the Existing Master Agreement (in the case of the Owner) and all other documents executed in connection with or as a result of the Existing Loan Agreement and that the Existing Master Agreement and that all Security Interests created in connection with or as a result of the Existing Loan Agreement and/or the Existing Master Agreement have been duly discharged and/or, as the case may be, re-assigned.

Schedule 4

Utilisation Request

From:    THD Maritime Co. Limited

To:        Amsterdam Trade Bank N.V.

Dated:    [•]

Dear Sirs

$17,100,000

Facility Agreement dated [•] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow Advance A, B and C on the following terms:

Advance A

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	$ [•]

Advance B

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	$ [•]

Advance C

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	$ [•]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of each Advance is [specify purpose complying with clause 3 of the Facility Agreement] [and its proceeds should be credited to [•] [specify account]].

5	We request that the first Interest Period for each Advance be three Months.

6	This Utilisation Request is irrevocable.

Yours faithfully

Signed by:
authorised signatory for
THD MARITIME CO. LIMITED

Schedule 5

Selection Notice

From:	THD Maritime Co. Limited

To:	Amsterdam Trade Bank N.V.

Dated:	[•]

Dear Sirs

$17,100,000

Facility Agreement dated [•] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for Advance [A] [B] [C] be [•] Months.

3	This Selection Notice is irrevocable.

Yours faithfully

Signed by:
authorised signatory for
THD MARITIME CO. LIMITED

Schedule 6

Semi-Annual Vessel Performance Report

From:	THD Maritime Co. Limited

To:	Amsterdam Trade Bank N.V.

For the attention of: Mr. Iraklis Tsirigotis (i.tsirigotis@atbank.nl) and Mr. Rik van der Kolk (r.vanderkolk@atbank.nl)

[Day, Month, Year]

Semi-Annual Vessel Performance Report

[Vessel Name, IMO Number]

[[6]-Month Period Covered]

Item	Unit	Actual	Comment
1) Average daily gross TCE hire earned	USD
2) Total brokerage commission charged	USD
3) Average daily net TCE hire earned	USD
4) Total on-hire days	No.
5) Total off-hire days	No.
6) Average daily operating expenses	USD
7) Average daily management fee	USD
8) Average daily SG&A expenses	USD
9) Total maintenance expenses*	USD
10) Other expenses	USD

*

Maintenance expenses should include any expenditures incurred by the relevant Owner during the period (annual and semi-annual) for non-routine maintenance and repairs that are not reported under operating expenses or other profit & loss account, rather are eligible for capitalization in accordance with GAAP, including, but not limited to, fixed assets, major improvements and upgrades and shall also include, without limitation, any and all survey and dry-docking expenditures normally capitalized under GAAP.

For and on behalf of
THD MARITIME CO. LIMITED

Schedule 7

Form of Transfer Certificate

To:	Amsterdam Trade Bank N.V. as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$17,100,000 Facility Agreement dated [•] (the Facility Agreement)

1

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to clause 30.6 (Procedure for assignment) of the Facility Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participation in the Loan under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [•].

(e)	The Facility Office and address and attention details for notices of the New Lender for the purposes of clause 41.2 (Addresses) of the Facility Agreement are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 30.5 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

4	The New Lender confirms that it [is]/ [is not] a Borrower Affiliate.

5

This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 30.7 (Copy of Transfer Certificate to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Agreement.

6	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7

[Consider including reference to accession to the co-ordination agreement to which Lenders may need to be party and checklist of steps necessary for the New Lender to obtain the benefit of the Security Documents.]

8	This Agreement and any non-contractual obligations connected with it are governed by English law.

9	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender’s interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments.]

[Existing Lender] [New Lender]

By:	By:

This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [•].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

Schedule 8

Form of Compliance Certificate

To:	Amsterdam Trade Bank N.V. as Agent

From:	THD Maritime Co. Limited

Dated:	[•]

Dear Sirs

$17,100,000

Facility Agreement dated [•] (the Facility Agreement)

1

I/We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that during the [half] financial year ending on [•]:

(a)	Minimum liquidity: the cash balance in the Operating Account of each Ship was [•] versus the minimum required amount of $500,000, as shown in Appendix A [attach relevant evidence];

(b)	Book Leverage Ratio: the ratio of the Total Interest Bearing Debt to the Total Assets, was [•]:1.00 versus the maximum required ratio of 0.75:1.00, as shown in Appendix B [attach relevant evidence];

(c)

Value Adjusted Leverage Ratio: the ratio of the Total Interest Bearing Debt to the Value Adjusted Total Assets, was [•]:1.00 versus the maximum required ratio of 0.75:1.00, as shown in Appendix C [attach relevant evidence including all valuations required for all Fleet Vessels]; [N.B: subject to clause 21.5 (Most favoured nation), this item will be confirmed only for the financial year ending 31 December 2020]

(d)

Net Worth: the Net Worth was [•] versus the minimum required amount of $41,000,000, as shown in Appendix D [attach relevant evidence]; and [N.B: subject to clause 21.5 (Most favoured nation), this item will be confirmed only for the financial year ending 31 December 2020]

(e)

Security Value: the Security Value was [equal to] [less than] [more than] the Minimum Value calculated as shown in Appendix E [attach relevant evidence including all valuations required for all Mortgaged Ships]. [N.B: subject to clause 21.5 (Most favoured nation), this item will be confirmed only for the financial year ending 31 December 2020]

3	[I/We confirm that no Default is continuing.] [N.B.: If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

[Authorised signatory]
THD MARITIME CO. LIMITED

[Note: Required only in respect of audited annual financial statements] Auditors of THD MARITIME CO. LIMITED]

Schedule 9

Forms of Notifiable Debt Purchase Transaction Notice

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[ ] as Agent

From:	[The Lender]

Dated:

$17,100,000

Facility Agreement dated [•] (the Facility Agreement)

1

We refer to clause 45.8 (Disenfranchisement of Borrower Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment as set out below.

Amount of our Commitment to [insert amount (of that Commitment) to which the which Notifiable Debt Purchase relevant Debt Purchase Transaction applies] Transaction relates:

[Lender]

By:

Form of Notice on Termination of Notifiable Debt Purchase Transaction/

Notifiable Debt Purchase Transaction ceasing to be with Borrower Affiliate

To:        [        ] as Agent

From:    [The Lender]

Dated:

$17,100,000

Facility Agreement dated [•] (the Facility Agreement)

1

We refer to clause 45.8 (Disenfranchisement of Borrower Affiliates) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated] / [ceased to be with a Borrower Affiliate].

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment as set out below.

Amount of our Commitment to [insert amount (of that Commitment) to which the which Notifiable Debt Purchase relevant Debt Purchase Transaction applies] Transaction relates:

[Lender]

By:

SIGNATURES

THE BORROWER
THD MARITIME CO. LIMITED	)
By:		AIKATERINI C. EMMANOUIL

THE GUARANTORS

THE OWNERS
TASMAN MARINE LLC	)
By:		AIKATERINI C. EMMANOUIL

HUDSON MARINE LLC	)
By:		AIKATERINI C. EMMANOUIL

DRAKE MARINE LLC	)
By:		AIKATERINI C. EMMANOUIL

POSEIDON CONTAINERS HOLDINGS LLC	)
By:		AIKATERINI C. EMMANOUIL

THE PARENT

POSEIDON CONTAINERS HOLDINGS LLC	)

By:		AIKATERINI C. EMMANOUIL

THE ARRANGER

By:
AMSTERDAM TRADE BANK N.V.	)

THE AGENT

AMSTERDAM TRADE BANK N.V.	)
By:

THE SECURITY AGENT

AMSTERDAM TRADE BANK N.V,	)	/s/AuJUJd SitadLAoJ
By:		AuJUJd SitadLAoJ

THE LENDERS
AMSTERDAM TRADE BANK N.V.	)	/s/AuJUJd SitadLAoJ
AuJUJd SitadLAoJ